THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION- If You are in Any doubt about the action you should take. you are recommended to seek your own personal financial advice from your stockbroker, solicitor, accountant or other independent Financial adviser authorized under the Financial Services Act 1986.

If you have sold or otherwise transferred all of your ordinary shares of 10p each in Celebrated, please send this document together with the accompanying Form of Proxy at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded, transmitted or distributed in or into the United States, Canada, Australia or Japan. If you have sold part only of your holding of shares you should retain these documents.

Beeson Gregory Limited, which is regulated by the Securities and Futures Authority, is acting exclusively for Celebrated and no- one else in relation to the proposals described in this document and will not be responsible to anyone other than Celebrated for providing protections afforded to customers of Beeson Gregory Limited or for advising on the contents of this document or any matter referred to herein.

The Directors of Celebrated, whose names are set out in Part 1, accept responsibility for all information contained in this document other than that relating to Red Hot Concepts and Restaurant House, the directors of Red Hot Concepts and their immediate families. To the best of the knowledge and belief the directors of Celebrated (who have taken all reasonable care to ensure that such is the case) such information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Red Hot Concepts, whose names arc set out in Part 1, accept responsibility for all information contained in this document relating to Red Hot Concepts and Restaurant House, the directors of Red Hot Concepts and their immediate families. To the best of the knowledge and belief of the directors of Red Hot Concepts (who have taken all reasonable care to ensure that such is the case) such information contained in this document for which they accept responsibility is in accordance with the fact, and does not omit anything likely to affect the import of such information.

                            The Celebrated Group plc
           (Registered in England and Wales, registered no. 2297958)

                                 Acquisition of
                            Restaurant House Limited

                          Disposal of AJ's Restaurants

Notice of an Extraordinary General Meeting of Celebrated to be held at Robson Rhodes, 186 City Road, London EC1V 2NU at 11:00 am on 15 December 1997 is set out at the end of this document. Shareholders will find enclosed a Form of Proxy for use at this Extraordinary General Meeting which should be completed and returned to IRG p1c. Balfour house.390-398 High Road, Ilford, Essex IG1 1BR, as soon an possible but, in any event, so as to arrive not later than 11.00 am on 13 December 1997.

Application has been made for the New Ordinary Shares to be admitted to trading an AIM. AIM is a market designed primarily for emerging or smaller companies to which a higher investment risk than that associated with established companies tends to be attached. A prospective investor should be aware of the potential risks in investing in such companies and should make the decision to invest only after careful consideration and consultation with his or her own independent financial adviser. The rules of AIM are less demanding than those of The Official list. Furthermore the London Stock Exchange has not itself examined this document. It is expected that trading will commence in the New Ordinary Shares on 16 December 1997.

The New Ordinary Shares have not been and will not be registered under the United States Securities Act of 1933, as amended, nor under the securities legislation of any state of the United States, not any province of territory of Canada. nor of the Commonwealth of Australia, nor of South Africa, nor of the Republic of Ireland. Accordingly, subject to certain exceptions, the New Ordinary Shares may not be offered, sold, resold, delivered or transferred in the United States, Canada, Australia, South Africa or the Republic of Ireland.

The Celebrated Group Plc

CONTENTS

Expected timetable of principal events
Definitions

Part I.  Letter from the Chairman of Celebrated
                  I . Introduction
                  2. Reasons for and benefits of the Acquisition
                  3. Chili's Grill and Bar Restaurants
                  4. Details of the Acquisition
                  5. Information on Red Hot Concepts
                  6. Disposal of the AJ's Restaurants
                  7. Sale of Llyndir Hall Hotel
                  8. The City Code
                  9. Current trading and prospects
                  10. Dividend policy
                  11. Board changes
                  12. Extraordinary General Meeting
                  13. Action to be taken
                  14. Further information
                  15. Recommendation

Part II Financial Information

A. Unauditeded Interim Results for Celebrated for the six months ended 28 September 1997

B. Unaudited Interim Results for Restaurant House for the six months ended 29 June 1997

C.   Pro forma Statement of Net Assets of the Enlarged Group

D.   Extracted financial Information for the last 3 years for Celebrated

E.   Extracted Financial Information for the last 3 years for Restaurant House

F.   Extracted Financial Information for the last 3 years for Red Hot Concepts

Part III Statutory and General Information
         Notice of Extraordinary General Meeting

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Latest time tor receipt of Forms of Proxy         11:00 am on 13 December 1997

Extraordinary General Meeting                     11:00 am on 15 December 1997

Dealings expected to commence in New Ordinary Shares         16 December 1997

Despatching definitive share certificates for New Ordinary Shares by 23 December 1997

The Celebratcd Group plc

                                  DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

"Acquisition" the proposed acquisition of Restaurant House as described in this document

"Act" the Companies Act 1985, as amended

"AJ's Restaurants" the 15 AJ's family restaurants owned by Celebrated

"Beeson Gregory" Beeson Gregory Limited

"Brinker" Brinker International, Inc.

"Celebrated" or "Company" The Celebrated Group plc

"the Chili's Restaurant Concept" any restaurant concept, merchandise or product incorporating the Chili's's brand name

"City Code" the City Code on Takeovers and Mergers as published by the Panel on Takeovers and Mergers

"Development and License Agreement" the development and license agreement dated 15 July 1994 (as amended) between Brinker and Restaurant House governing the exclusive development rights for, and entitlement to operate, the Chili's Restaurant Concept in the UK

"Directors" or "Board" the directors of Celebrated

"EGM" or "Extraordinary General Meeting" the extraordinary general meeting Of the Company to be held on 15 December 1997

"Enlarged Group" the Group as enlarged by the Acquisition.

"Form of Proxy" the form of proxy for use in connection with the EGM which accompanies this document

"Group" or "Celebrated Group" Celebrated and its subsidiaries

"Irrevocable Undertakings" the irrevocable undertakings from P G K Tucker, P R Moody and N J Mitchell to vote in favour of the Resolution

"London Stock Exchange" London Stock Exchange Limited

The Celebrated Group plc

"NASDAQ" the National Association Of Securities, Dealers, Inc.

"New Ordinary Shares" the 28,000,000 new Ordinary Shares to be issued to Red Hot Concepts at completion of the Acquisition

"NYSE" New York Stock Exchange:

"Ordinary Shares" ordinary shares of 10p each in the Company

"Proposed Directors" Colin Halpern and Barry McGowan

"Red Hot Concepts" Red Hot Concepts, Inc.

"Red Hot the right of Red Hot Concepts as part of the consideration under the Concepts Option" Acquisition to subscribe for 6,000,000 new Ordinary Shares at a price of 12.5p per share up to 31 March 1998, and 15p thereafter, exercisable at any time in whole or in part within three years of completion of the Acquisition

"Resolution" the resolution set out in the notice convening the EGM

"Restaurant House" Restaurant House Limited

"Shareholders" holders of the Ordinary Shares

The Celebrated Group plc

                                     PART I

                     LETTER FROM THE CHAIRMAN OF CELEBRATED

                            The Celebrated Group plc
           (Registered in England and Wales, registered no. 2297958)

Directors:
R W Littledale Non-executive Chairman
P G K Tucker Chief Executive
P R Moody Finance Director
N J Mitchell Non-executive Director

Registered Office:
12 Kingfisher Court
Farnham Road
Slough
Berkshire SL2 1JP

21 November 1997

To Shareholders and, for information only, to option holders

Dear Shareholder,

Acquisition by Celebrated of the whole of the issued share capital of Restaurant Home and disposal of the AJ's Restaurants

I Introduction
It was announced on 19 November 1997 that Celebrated had conditionally agreed to acquire the whole of the issued share capital of Restaurant House, a private company registered in England and Wales. Restaurant House has the exclusive development rights for the Chili's's Restaurant Concept in the UK. The Chili's Restaurant Concept was created by Brinker (a NYSE quoted company) in the US and is exclusively licensed to Restaurant House in the UK under the Development and License Agreement. Restaurant House is currently a wholly owned subsidiary of Red Hot Concepts, a US company listed on NASDAQ.

The consideration for the Acquisition is to be satisfied by the issue of the New Ordinary Shares to Red Hot Concepts together with the grant of the Red Hot Concepts Option.

A notice convening the Extraordinary General Meeting is set out at the end of this document. Shareholders will be asked to pass a special resolution at the meeting to authorize the Directors to allot and grant rights over the New Ordinary Shares and grant the Red Hot Concepts Option, and to approve the Acquisition together with the dispensation from Rule 9 of the City Code, which is described on page 8 below.

Irrevocable Undertakings have been given by P G K Tucker, P R Moody and N J Mitchell to vote in favout of the Resolution.

2 Reasons for and benefits of the Acquisition

The Acquisition is a major development of the Board's strategy to focus the Group's business operations in the themed restaurant sector. It not only gives it the rights to develop a brand in the UK which has achieved considerable success in the US and elsewhere, but brings with it a successful concept and two existing restaurants.

The Acquisition will enable the Enlarged Group to focus on the themed restaurant sector. In addition, the acquisition of the two established sites in Cambridge and London (together with the proposal for a third site) will ensure that Celebrated has a solid base on which to build the development of the Chili's Restaurant Concept.

The Celebrated Group plc

The Directors believe that the Enlarged Group will also benefit from Brinker's expertise and knowledge of the restaurant sector as well as the financial and operational systems for individual restaurants that it has developed in the US.

Under the terms of the Development and License Agreement Restaurant House is required to have opened and be operating a total of 11 restaurants by 31 October 2000. Should the Company fail to meet this target, Brinker will be entitled to terminate the Development and License Agreement. Thee Directors are aware of a number of sites suitable for development and believe that the Chili's Restaurant Concept can be successfully developed at the Group's existing J W Johnson's restaurant in Manchester.

Against this background, the Directors feel that there is significant scope for developing the Chili's Restaurant Concept.

3. Chili's Grill and Bar Restaurant

The Chili's Restaurant Concept has formed an important part of the Brinker development of themed restaurants for more than 20 years. Brinker is principally engaged in the operation, development and franchise of the Chili's Restaurant Concept and other themed restaurants in the US. There are currently over 500 Chili's restaurant systems worldwide. For the fiscal year ended 25 June 1997, Brinker had consolidated revenues of over US$1 billion and total assets of approximately US$890 million.

The Chili's Restaurant Concept has proved to be highly successful in the US. It is based on a mid price range, casual family restaurant offering a variety of foods ranging from burgers, ribs, fajitas, and steaks to soups and salads, all with a southwestern US theme. The restaurants are suitable for free-standing out of town locations and city centre sites. Chili's restaurants in the US are traditionally free-standing units between 5000 and 7000 sq. ft. in size with a seating capacity of approximately 200 people.

There are currently two restaurants operating in the UK-one in Cambridge and the other at Canary Wharf, London. Sales in both restaurants during the current calendar year continue to exceed budget. The Cambridge Chili's opened in March 1996 and sales for the period from March 1997 to November 1997 are 26 per cent-greater than those for the comparable period in 1996. Canary Wharf opened in October 1995 and sales for the period from January 1997 to November 1997 are 61 per cent. greater than those for the comparable period in 1996. The Cambridge restaurant has 270 covers plus function room facilities for 100 and Canary Wharf 208 covers.

Brinker has licensed the Chili's Restaurant Concept to Restaurant House through the Development and License Agreement. The Development and License Agreement grants Restaurant House the exclusive right to operate and develop the Chili's Restaurant Concept in the UK and establishes the development programme for the restaurants referred to above.

4. Details of the Acquisition

As consideration for the Acquisition Celebrated is to issue the New Ordinary Shares to Red Hot Concepts and grant the Red Hot Concepts Option.

The agreement for the Acquisition is conditional, inter alia, upon the passing of the Resolution at the EGM. Red Hot Concepts and Celebrated have given warranties relating to the businesses, assets and affairs of Restaurant House and Celebrated respectively, and Red Rot Concepts his given a tax covenant in favour of Celebrated. Further details of the agreement are set out in paragraph 3 of Part III of this document.

The Celebrated Group plc

The New Ordinary Shares will be issued and allotted credited as fully paid and will rank pari passu in all respects with the existing Ordinary Shares.

5. Information on Red Hot Concepts

Red Hot Concepts was incorporated in the US on 14 June 1994. It is currently listed on NASDAQ and as at 20 November 1997 it had a market capitalisation of $6.7m. Red Hot Concepts was established to develop the Chili's Restaurant Concept outside the US through its subsidiaries in the UK, Australia and New Zealand. The business of Red Hot Concepts includes selecting suitable sites for the restaurants, hiring and training management personnel, establishing administrative and financial policies and procedures and undertaking other activities necessary to operate restaurants in the UK, Australia and New Zealand. Red Hot Concepts owns 100 per cent. of the issued share capital of Restaurant House.

Red Hot Concepts is 36 per cent. owned by Woodland Limited Partnership (a US entity) and 64 per cent. owned by the public. Woodland Group, Inc. is the general partner of Woodland Limited Partnership and has a twenty four per cent. interest in it. Woodland Group, Inc. is owned one third by Mr. Jay Halpern, one third by Ms. Nancy Gillon and one third by Mrs. Gail Halpern. Gail Halpern is the wife of Colin Halpern. Jay Halpern and Nancy Gillon are the adult children of Gail and Colin Halpern. The remaining interests in Woodland Limited Partnership are held by the limited partners. Gail Halpern in her capacity as a limited partner holds fifty one per cent. of the interest in the partnership and Jay Halpern holds fifteen per cent. of the interest in the Woodland Limited Partnership. No other limited partner has an interest in excess of 5 per cent. in Woodland Limited Partnership.

The directors of Red Hot Concepts are:

Colin Halpern                               Chairman
Robert Pace Flack

Current trading and prospects
For the thirty-nine week period ended 28 September 1997, Red Hot Concepts had 195 restaurant operating weeks. In the comparable period for 1996, the total restaurant operating weeks were 170. Average weekly sales for the thirty-nine week period in 1997 were $44,449 as compared to $36,456 for the same period in 1996, an improvement of 22 per cent.

The directors of Red Hot Concepts continue to take steps to promote profitability and shareholder value and believe that the transaction with Celebrated will bring benefits to Red Hot Concepts.

Interests in share capital
Based on the information available at the date of this document, the following persons own more than 10 per cent. of the issued share capital of Red Hot
Concepts:

                                                                 Per cent. of         Per cent. of
                                                                       issued               issued
                                    No. of             No. of        ordinary            preferred
                                  ordinary          preferred           share                share
                                    shares             shares         capital              capital
Woodland Limited Partnership     3,737,500           725,000              36                   100

Save as described above the directors of Red Hot Concepts are not aware of any person who is interested directly or indirectly (within the meaning of Part VI of the Act) in 10 per cent. or more of the issued share capital of Red Hot Concepts or could, directly or indirectly, jointly or severally, exercise control over Red Hot Concepts.

The Celebrated Group, plc

6. Disposal of the AJ's Restaurants

As part of the rationalization of the Group and in order to streamline the business and focus on the development of the Chili's Restaurant Concept the Company has disposed of the AJ's Restaurants.

The restaurants form part of the assets formerly owned by AJ's Family Restaurants Limited which was acquired by Celebrated in May 1996. On 12 November 1997 they were sold to Forte (UK) Limited for a consideration of (Pound) 3.0 million.

The disposal is a major step in rationalising the Group's operations so that it can focus financial and management resources on developing the Chili's Restaurant Concept. The proceeds arising from the disposal will significantly reduce gearing.

7. Sale of Llyndir Hall Hotel

As a further step in following this strategy of streamlining the business of the Group, Llyndir Hall Hotel, which was acquired in 1988, has been put on the market for a price in excess of (Pound)2,250,000.

8. The City Code

Immediately after the completion of the Acquisition and as a result of the issue of the New Ordinary Shares, Red Hot Concepts will control in aggregate 28,000,000 New Ordinary Shares representing 45.6 per cent. of Celebrated's enlarged issued ordinary share capital. Red Hot Concepts will simultaneously be granted the Red Hot Concepts Option. If this option is exercised in full, and none of the pre-existing options in the Company are exercised, Red Hot Concepts' shareholding will increase to 34,000,000 Ordinary Shares representing 50.4 per cent. of the enlarged issued ordinary share capital of the Company. The Red Hot Concepts Option is exercisable at any time after completion of the Acquisition.

A person or a group of persons acting in concert holding 30 per cent. or more of the voting rights of a company is normally required under Rule 9 of the City Code to make a general offer in cash to all the shareholders of that company. However, in this instance, the Panel on Takeovers and Mergers has agreed, subject to Shareholders' approval (to be taken on a poll), to waive the requirements which would otherwise arise for Red Hot Concepts to make a general offer solely as a result of the issue of the New Ordinary Shares, and any subsequent exercise of the Red Hot Concepts Option. As Red Hot Concepts will initially control less than 49 per cent. of the voting rights of the Company, they will be prohibited from increasing their holding of Ordinary Shares by more than 3 per cent. in any 12 mouth period without incurring an obligation under Rule 9 of the City Code to make a general offer, other than pursuant to the exercise of the Red Hot Concepts Option. Red Hot Concepts will also be similarly prohibited if, following any exercise of the Red Not Concepts Option, they still control less than 49 per cent. of the voting rights of the Company.

In considering the Resolution in the notice of EGM, Shareholders should note that, if it is passed, Red Hot Concepts will not be obliged to make a general offer for the Company by reason of the issue of the New Ordinary Shares and the exercise of the Red Hot Concepts Option. It at any time following the Acquisition the aggregate shareholding of Red Hot Concepts represents over 49 per cent. of the voting rights of Celebrated, it would be free to acquire any number of further shares carrying voting rights without incurring any obligation under Rule 9 of the Code to make a general offer for the Company.

The Acquisition will not affect the existing operations or employees of the Enlarged Group.

The Celebrated Group plc

9. Current trading and prospects

The interim results of the Group for the six months ended 28 September 1997 are set out in Part 11 of this document.

The Group's Starvin' Marvin's restaurants are now trading encouragingly following the introduction of new menus in certain sites. it is intended to introduce the new menus in all sites. The Acquisition will enable the Company to develop the successful Chili's Restaurant Concept. Against this background and taking into account the significantly reduced Scaring that has resulted from the disposal of the AJ's Restaurants (which will further be reduced following the sale of Llyndir Hall Hotel) your Directors view the future with confidence.

10. Dividend policy
Given the strategic refocusing of the Celebrated Group, the Directors do not consider it appropriate to make a dividend payment whilst the Group is in the early stages. of developing the Chili'-.; Restaurant Concept. It is the intention of the Company to pay a dividend in the future.

11. Board changes
At completion of the Acquisition a number of change% to the Board will be effected. Colin Halpern. (the current chairman of Red Hot Concepts) will join the Board as a non-executive director and Barry McGowan will join as an executive director.

Colin Halpern, aged 60, has. served as Chairman of the Board of Red Hot Concepts since June 1994 and is President of Red Hot Concepts. He also currently serves as President, Secretary, Treasurer and director of Crescent Capital, Inc., Chairman of the Board of International Franchise Systems, Inc., Chief Executive Officer and Chairman of the Board of Directors of NPS Technologies Group, Inc., all of which are public companies. He has held these positions since July 1994, December 1993, January 1992 and August 1983, respectively. He is also currently a Director of Courter & Company, Inc., General Industrial Technology Inc., Alintube Inc., Park Chester, and Lincoln Mercury, Inc. In the UK he is currently a director of Restaurant House, Domino's Pizza Group Limited, DP Realty Limited and DPGS Limited. Mr. Halpern also served as Executive Vice President and director of Lafayette Industries, Inc. from January 1992 to December 1.9%. Mr. Halpern also served as President of International Franchise Systems, Inc. from December 1993 to May 1996. From 1985 to the present, Mr. Halpern has served as the Chairman of Universal Service Corp. Mr. Halpern was formerly the Chairman of DRC Industries, Inc., a company which, from November 1975 to October 1985, had a Budget Rent-A-Car master license agreement for the New York metropolitan area, including LaGuardia and John F. Kennedy Airports and formerly a director of Kona Restaurant Group Inc. and TDH Lafayette.

George Barry McGowan, aged 32, graduated from the University of North Texas with a Bachelor of Science in Hotel and Restaurant Management and Business Administration. Be joined Brinker in 1985 where he held various senior positions including Franchise Operations Director for Chili's International Development, Special Project% Director and Opening Unit Director. He has extensive experience in opening units. training and development, product sourcing, purchasing and distribution and management of operational units. In 1996 he joined Restaurant House where he is currently the manager of operations and has been the driving force in establishing the UK Chili's restaurant sites.

Following these changes the board will consist of:
RW Littledale Non-executive Chairman
P G K Tucker Chief Executive
G B McGowan Operations Director
P R Moody Finance Director
C Halpern Non-executive Director
N J Mitchell Non-executive Director

The Celebrated Group plc

Subject to completion of the Acquisition. Barry McGowan has been granted an option over a total of 1,000,000 new ordinary Shares. Further details on this option are set out in paragraph 1 of Part 111 of this document.

12 Extraordinary General, Meeting
You will find set out at the end of this document a notice convening an EGM at
11.00 am on IS December 3997. At that meeting the Resolution will he proposed to approve the Acquisition and the waiver by the Panel of the obligations of Red Hot Concepts to make 1 general offer under Rule 9 of the City Code, and subject to the Acquisition becoming unconditional:

(a)  to increase the authorised share capital of Celebrated;

(b) to authorise the Directors to allot the authorised but unissued share capital of Celebrated. such authority to expire on 14 December 2002; and

(c) to authorise the Directors to allot equity securities for cash pursuant to a rights issue, open offer or similar issue, other than pro-rata to Shareholders up to a nominal amount of (Pound)1,006,970, such authority to expire at the conclusion of the Annual General Meeting to be held in 3998.

The authority and power granted to the Directors pursuant to the Resolution will enable them to allot the New Ordinary Shares. grant the Red Hot Concepts Option and provide for the option granted to Barry McGowan. The Directors will in addition be given the authority to allot and grant rights over relevant shares up to a nominal amount of (Pound)2,010,600, of which up to (Pound)306,970 in nominal amount maybe issued for cash other than pursuant to a rights issue, open offer or similar issue.

The Resolution will be taken on a poll.

13. Action to be taken
Shareholders will find enclosed a Form of Proxy for use at the Extraordinary General Meeting and whether or not they intend to attend the meeting they are requested to complete the form in accordance with the instructions on it and to return it to IRG p1c, Balfour House, 390-398 High Road, Word, Essex IG1 1BR, as soon as possible and in any event so as to be received not later than 11:00 am on 13 December 1997. By completing and returning the Form of Proxy, you will not be precluded from attending and voting in person at the EGM, should you so wish.

14. Further information
Your attention is drawn to Parts U and III of this document, which are deemed to be incorporated into and form part of this document.

15. Recommendation
The Directors, who have been so advised by Beeson Gregory, consider that the Acquisition is fair and reasonable and in the best interests of Shareholders. Accordingly, the Directors unanimously recommend that Shareholders vote in favour of the Resolution to he proposed at the EGM as they intend to do in respect of their own beneficial holdings of Ordinary Shares amounting to 32.5 per cent. of the issued ordinary share capital of the Company and certain Directors have accordingly entered into the Irrevocable Undertakings.

Yours sincerely

R W Littledale
Chairman

PART II

FINANCIAL INFORMATION

The Celebrated Group pie

A UNAUDITED INTERIM RESULTS FOR CELEBRATED FOR THE SIX MONTHS ENDED 28 SEPTEMBER 1997

Set out below is the full text of the Group's unaudited interim results for the six months ended 29 September 1997:

CHAIRMAN'S STATEMENT

The six months to 28 September 1997 was a period of considerable change for the Group. A review of the Starvin' Marvin's's operation resulted in the closure of two under-performing units. changes in management controls and a relaunched menu. A new Starvin' Marvin's was opened in Perivale in October and is trading particularly well and the performance of existing units where a relaunched menu has been introduced. has also been encouraging.

As announced on 12 November 1997. your Board has decided That the further development of the AJ's Restaurant chain would involve a disproportionate commitment of the Group's resources. As a result of this, the Group has sold the remaining 15 AF& units; to Granada Group Pie for a consideration of 0.0 million.

The contribution from JW Johnson's restaurant is increasing following the reopening of the club arcs and Llyndir Hall Hotel continues to enjoy steady growth in sale% and profitability.

Your Board believes That the major issues affecting the Group have now been addressed and that, taken in conjunction with the prospective acquisition of the Chili's Grill and Bar Restaurants, the outlook~ for future trading is very promising.

R W Littledale
Chairman

IS November 1997

The Celebrated Group plc

           UNAUDITED ACCOUNTS FOR THE SIX MONTHS ENDED 29 SEPTEMBER W

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                   (Unaudited)        (Unaudited)
                                                  6 Months to         6 months to         Year ended
                                                  28 September        30 September         30 March
                                                      1997                1996               1997
                                      Notes       (Pound)000           (Pound)000         (Pound)000

Turnover-continuing operations          1              2,374               2,168          4,516
        -discontinued operations                       1,588               1,519          2,944
                                                       -----               -----          -----
                                                       3,962               3,687          7,460
Cost of sales                                         (3,543)             (3,069)        (6,267)
                                                       -----               -----          -----

Gross profit                                             419                 618          1,193
Administrative expenses                                 (271)               (331)          (688)

Analysis of operating profit
Continuing operations                                     52                  88            201
Discontinued operations                                   96                 199            304

Operating profit                                         148                 287            505
Exceptional items                       2               (190)                385            (46)
Interest receivable                                        2                   5             10
Interest payable                                        (175)               (107)          (189)

(Loss)/profit on ordinary activities
 before taxation                                        (215)                570            280
Taxation                                                  69                (143)          (128)

(Loss)/profit on ordinary activities
 after taxation                                         (146)                427            152
Dividends-equity                        3                  -                 (53)          (150)

Retained (loss)/profit                                  (146)                374              2

Earnings per share                      4               (0.44p)             1.33p           0.46p

The Celebrated Group plc

                    UNAUDITED ACCOUNTS AT 28 SEPTEMBER 1997

                           CONSOLIDATED BALANCE SHEET

                                                                      At                  At                  Year ended
                                                            28 September        30 September                    30 March
                                                                    1997                1996                        1997
                                                             (Unaudited)         (Unaudited)
                                                             (Pound)000          (Pound)000                   (Pound)000
Fixed Assets
Tangible assets                                                  9,529               9,268                         9,625

Current assets
Stocks                                                             195                 124                           224
Debtors                                                            509                 437                           354
Cash at bank and in hand                                           225                 891                           301
                                                                   929               1,452                           879
Creditors Amounts falling due within one year                   (1,963)             (1,800)                       (1,848)

New current (liabilities)                                       (1,034)               (348)                         (969)

Total assets less current liabilities                            8,495               8,920                          8,656
Creditors: Amounts falling due after more than year             (3,770)             (3,648)                        (3,811)
Provisions for liabilities and charges                            (586)                 -                             (91)

Net assets                                                       4,189               5,272                          4,754

Capital and reserves
Called up share capital                                          3,339               3,339                          3,339
Share premium account                                              991                 991                            991
Capital reserve                                                      -                 564                            419
Profit and loss account                                           (141)                378                              5

Shmeholders' funds-equity interests                              4,189               5,272                          4,754

NOTES

1. On 12 November 1997, the Company disposed of the AJ's Family Restaurants division for (Pound)3 rnillion cash. The trading results are reflected as discontinued and the provision for loss on disposal is included as an exceptional item (Ice note 2).

2.   The exceptional item comprises:
                                                                      (pound)000
Redundancy costs. pre-opening expenditure and stock write-offs             (45)
     following the closure of two Diner units
Provision for the loss on the sate of the AJ's Restaurants division       (564)
Release of Capital Reserve arising on the acquisition of the
     AJ's Restaurants                                                      419
                                                                           ---
                                                                          (190)

3.   No interim dividend will be paid.

4. Earnings per share share have been calculated on the 33394,010 ordinary shares in i- issue during the Period and the loss for the period Of (Pound)146,000. Comparable figures for the six months to 30 September 1996 have been calculated on a weighted average of 32,224,504 ordinary shares, and on earnings of (Pound)427,000.

5. The results for the year ended 30 March 1997 are an abridged version of the Company's fun accounts which have been filed with the Registrar of Companies. The auditors gave an unqualified report on these accounts and did not make it statement under Section 237 (2) or (3) of the Companies Act 1985.

6. The interim report will be posted to all shareholders and will also be available on request from the Secretary, The Celebrated Group p1c.
     12 Kingfisher Court, Farnham Road, Slough SL.2 1JF.

The Celebrated Group plc

REVIEW REPORT
by the Auditors to The Celebrated" Group pk

We have reviewed the interim financial information for the six months ended 28 September 1997 which is the responsibility of, and has been approved by the Directors. Our responsibility is to report an the results of our review.

Our review was carried out having regard to the Bulletin "Review of Interim Financial Information" issued by the Auditing Practices Board- This review consisted principally of applying analytical procedures to the underlying financial data, assessing whether accounting policies have been consistently applied, &and making enquiries of Group management responsible for financial and accounting matters. The review excluded audit procedures, such as tests of controls and verification of assets and liabilities, and was therefore substantially less in scope than an audit performed in accordance with Auditing Standards. We do not express an opinion an the interim financial information.

On the basis of our review:
     In our opinion, the interim financial information has bets prepared using accounting policies consistent with those adopted by The Celebrated Group pie in its financial statements lot the year ended -V March 1997; and

     We are not aware of any material modifications that should be made to the interim financial information as presented.

ROBSON RHODES
Chartered Accountants

Hemel Hempstead
18 November 1997

The Celebrated Group pplc

UNAUDITED INTERIM RESULTS FOR RESTAURANT HOUSE FOR THE SIX MONTHS ENDED 29 JUNE 1997

The Board of Directors,
Restaurant House Limited,
Unit 10,
Maryland Road,
Tongwell,
Milton Keynes MK15 8AF

The Board of Directors,
Red Hot Concepts, Inc.
6701 Democracy Boulevard.
Bethesda MD 20817

The Directors.
Beeson Gregory Limited,
The Registry,
Royal Mint Court,
London EON 4EY

Moore Stephens,
St. Paul's House,
London EC4P 4BN

21 November 1997

Dear Sirs

RESTAURANT HOUSE LIMITED ("Restaurant House")

At the request of the directors of Restaurant House we have prepared the following Unaudited interim financial statements for Restaurant House Lot the period ended 29 June 1997 from Restaurant House accounting records- slid from information supplied to us, and representations made, by Restaurant House's management. We have not performed an audit and, accordingly. we do not express an opinion on the company's interim financial statements.

                                Yours faithfully

                                 Moore Stephens
                                St. Paul's House
                                London EC4P 4BN
                               Registered Auditor
                             Chartered Accountants

The Celebrated Group plc

                     Unaudited Interim Financial Statements

                            Profit and Loan Account

                                                            Unaudited                   Audited
                                                          6 months to                  Year ended
                                        Note              29 June 1997              29 December 1996
                                                (Pound)      (Pound)             (Pound)             (Pound)
Turnover                                1 (c)
Continuing operations                             1,492,260                     2,054,396
Discontinued operations                                  -                        574,371

Cost of Sales
Continuing operations                               940,947                     1,278,732
Discontinued operations                                  -                        385,197

                                                                 (940,947)                     (1,664,129)
Gross Profit                                                      551,673                         964,638
Net Operating Costs                     2    (a)
Continuing operations                              743,945                      2,498,978
discontinued operations                                 -                         591,045
                                                                 (743,945)                     (3,090,023)
Operating Loss                          2 (b)                    (192,272)                     (2,125,385)
Loss on disposal of discontinued
     operations                         3                              -                         (982,578)
Interest receivable                                                11,209                           5,893
interest payable and similar charges    5                         (47,035)                        (63,395)

(Loss) on Ordinary Activities before
Taxation                                                         (228,098)                     (3,165,455)
Taxation on loss on ordinary activities 6
(Loss) for the Period                                        (pound)(228,098)                  (3,165,455)
Summary of Retained Losses I-asses
At 30 December 1996                                            (3,721,254)                       (555,799)
Retained (loss) for the financial period                         (228,098)                     (3,165,455)
At 29 June 1997                                         (pound)(3,949,352)              (pound)(3,721,254)

There are no recognized gains or losses other than those included in the profit and loss account.

The Celebrated Group plc

                     Unaudited Interim Financial Statements

                                 Balance Sheet
                                                            Unaudited                   Audited
                                                   as at 29 June 1997        as at  29 December 1996
                                        Note                                           As restated
                                                (Pound)      (Pound)             (Pound)             (Pound)
Fixed Assets
Intangible assets                        7                           254,668                        172,757
Tangible assets                          8                         2,087,278                      2,147,387
                                                                   2,341,946                      2,120,144
Current Assets
Stock                                    9             59,931                   73,745
Debtors  to                             10            377,945                  115,000
Cash at bank                            11            249,564                  327,074
                                                      482,439                  515,819
Creditors: amounts fallind due within
 one year                               12         (1,524,927)              (2,261,979)
Net Current/(Liabilities)                                        (1,042,488)                      (1,746,160)
Total Assets less Current Liabilities                             1,299,456                          573,984
Creditors amounts in fling due after more
than one year                           13                        (449,810)                         (495,238)
                                                                   850,648                            78,146
Equity Capital and Reserves
Called up share capital                 14                       4,800,000                         3,800,000
Profit and loss account                                         (3,949,352)                       (1,721,254)
Shareholders' Funds                                                850,648                            78,746

These financial statements were approved by the board on 21 November 1997 and signed on their behalf by

C. HALPERN -Director

The Celebrated Group plc

                     Unaudited Interim Financial Statements

                              Cash Flow Statement

                                                            Unaudited                   Audited
                                                          6 months to                  Year ended
                                        Note              29 June 1997              29 December 1996
                                                (Pound)      (Pound)             (Pound)             (Pound)


Net Cash Inflow from Operating Activities  19                   41,107                             226,515
V
Returns on Investments and Servicing of Finance
Interest received                                    3,209                         5,893
Interest paid                                      (47,035)                      (63,385)
Net cash (outflow) from returns on                             (43,826)                            (57,492)
investments and servicing of finance

Capital expenditure and financial
investment
Purchase of tangible fixed assets                  (28,563)                   (2,135,400)
Purchase of intangible fixed assets-sets                 -                      (604,513)
Proceeds on sale of tangible: and intangible             -                        54,249
fixed assets

Net Cash (outflow) from investing activities                   (28,563)                           (2,685,664)
Net Cash (Outflow) before Financing                         (1,031,092)                           (2,516,641)
Financing
Issue of shares                                          -                     1,800,000
Bank loans drawn down                                    -                       600,000
Loan repayment made                                (46,428)                      (11,905)
Capital element of finance lease rental
payments                                                 -                       (27,000)
Net cash (outflow)/inflow from financing                      (46,428)                             2,361,095

(Decrease) in Cash and Cash Equivalents   20                  (77,510)                              (155,546)

The Celebrated Group plc

                     Unaudited Interim Financial Statements
      Notes to the Financial Statements for the period ended 29 June 1997

1 Principal Accounting Policies

(a)      Basis of accounting
The financial statements have been prepared under the historical cost convention and in accordance, with applicable Accounting Standards.

(b)      Going concern
The financial statements have been prepared on a going concern basis which assumes the realisation of assets and the satisfaction of liabilities and commitments in the normal course of business.

During the period under review Restaurant House continued to develop i(s presence in the UK and expanded significant efforts focusing on developing a business strategy, selecting sites, hiring and training of management personnel and various activities relating to the start up operations of the business.

Since Restaurant House commenced trading, revenues have not been sufficient to cover Restaurant House's rived administrative costs which has resulted in a net loss of (Pound)3,165,455 for 1996 and accumulated deficits of (Pound)3,721,254 at 29 December 1996. Restaurant House bad to close one of its restaurants at the end of 1996 which contributed (Pound)982,578 to the deficit for that year.

To date Restaurant House has been significantly funded by its parent company Red Hot Concepts, Inc. In this regard we set out below an extract of a note that appeared in the financial statements for the year ended 29 December 1996 of Red Hot Concepts, Inc.:

     The Company was organised on 14 June 1994 and was in the development stage until October 1995 when operations commenced. To date, this company has spent significant time focusing its efforts on various organisational "activities including negotiating the development and licence agreements, developing a business strategy, selecting sites, hiring and training of management personnel and undertaking various other activities necessary for start-up operation in the UK and Australia.

     Since the Company's operations commenced in October 1995, revenues have not been sufficient to cover the Company's fixed administrative costs resulting in net losses of $6,294,829 and (Pound)1,306,327 for the fifty-two week periods ended 29 December 1996 and 29 December 1995 respectively and working capital deficit and in accumulated deficit at 29 December 1996 of $3,099,616 and $7,693.155, respectively. The Company has had to close one if its three AJ's restaurants. The Company has been funded through 29 December 1996 through loans from related parties and affiliated entities as well as equity transactions.

     The Company has taken several significant steps to improve the overall profitability of its restaurant operations and to reduce it% administrative costs. In June 1996. the Company began a restructuring programme. The restructuring included reducing the bead count from thirteen to two employees and sharing administrative services with a related company, In December 1996 the Company decided to close one of its restaurants that was not consistent with management expectations. In addition the Company plans to enter into a loan agreement with its franchiser which will provide interim financing and provide working capital for the Company's UK subsidiary. 'Me Company has been negotiating with investment groups in Australia to help finance the purchase of land and construction of the restaurants in Australia-aha. The Company would pay rent as a fraction of the landlord building costs. The Company is pursuing discussions with banks and other finance companies to finance leasing the restaurant equipment and furniture. The Company is planning to convert some of its related party debt into equity.

     There can be no assurances that management's's plans to reduce operating losses and obtain additional financing to fund operations will be successful. The financial statements. do not include any adjustment. relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue iii existence."

(c) Turnover

     Turnover represents restaurant sales net of discounts and value added tax.

(d)      Intangible assets
Expenditure on nut-up costs (including training costs), restaurant development and design costs are capitalised!.ed as incurred. and where such costs are not in integral part of the fabric of the restaurant they will be amortised over the first 12 to 24 months of the start opening. Where development costs. can be reasonable attributed to the overall cost of the fabric of a particular restaurant then such costs. where reasonable and distinguishable, will he included in the costs of the property and amortised over the life of the lease of the property. Design costs are amortised over the length of the agreement to operate restaurants

Expenditure on licence ices paid to operate restaurants is capitalised and amortised over the length of the agreement.

The Celebrated Group pie

(e)      Tangible fixed assets
Fixed assets are stated at cost. Depreciation is charged on a straight line basis over the expected useful lives of the assets over the following period:

Leasehold improvements%             life of the lease or useful economic fire
Furniture, fittings and
     office equipment               2-9 years,
Motor vehicles                      3 years

(J)      Stock
Stock is valued at the lower of cost and net realisable value.

(g)      Foreign currencies
Transactions in foreign currencies am translated into sterling at the rates ruling at the date of transactions. Liabilities and current assets expressed in foreign currencies at the balance sheet date arc translated into sterling at the rates ruling on that date, except for liabilities which are covered by forward exchange contracts which have been translated at the rates as per the forward exchange contracts. Gain or losses arising on translation are reflected in the profit -and loss account of the period in which they arise

(h)      Operating leases
Rentals paid under operating leases arc charged to income on a straight line basis over the lease term.

(i)      Leasing and hire purchase commitments
Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and art depreciated over their useful lives.

The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

2. Profit and Loss Account
(a) Net Operating Costs

                                                 Unaudited         Audited
                                                   6 month
                                              period ended      Year ended
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)
Administrative expenses -Continuing               791,663         2,498,978
                        -Discontinued                   -           591,045
Other operating income                            (47,718)                -
                                                  743,945         3,090,023

(b) Operating loss
Operating (loss) is stated after charging(crediting):
   Amortisation of intangible fixed assets         53,099          404,934
   Depreciation of tangible fixed assets           88,672          166,055
   Auditors' remuneration                           9,000           15,000
   Operating lease rentals - land and buildings   133,109          229,034
   Exchange losses/(gains)                             98         (140,417)
   Closure costs of Shaftesbury Avenue                  -          129,686
   Redundancy costs                                     -           57,744
   Stock depletions                                     -           72,575
   Store development write offs                         0          199,861

Included within net operating casts are the following credits of an exceptional nature:

Start up casts amortised in period recharged to parent company        47,718
Rates rebate following reassessment of restaurant rateable value      43,700
Release of excess accruals for rent, rates and other expenses        131,000

The Celebrated Group plc

3. Loss on Disposal of Discontinued Operations
The loss relates to the loss on the disposal of intangible and tangible fixed assets sustained as a result of the closure of the Shaftesbury Avenue restaurant.

A. Directors and Employees
Staff costs
                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)

Staff costs during the, year were as follows:
Directors emoluments in respect of UK duties              --        41,506
         Wages and salaries                          435,311     1,164,596
         Social security Costs                        34,032        65,687
                                                     469,343     1,271,779
Directors' emoluments, excluding pension
 contributions, are as follows:
         Fees                                             --        24,083
         Compensation for loss of office                  --        13,000

                                                          --        37,083

The chairman                                              --            --
The highest paid director                                 --        37,083

The number of other directors whose emoluments
were within the ranges, was:
(Pound)0-5,000                                             1             2

The average weekly number of persons employed
 by the company was as follows:
Administration                                             2            13
Restaurant operations and management                     108           193
                                                         110           206

S. Interest Payable
                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)

On short term finance                               16,819      1,221
On bank loans repayable after more than 5 years     30,216      48,026
                                                        --      14,138
On finance leases
                                                    47,035     63,385

Taxation on Ordinary Activities
No liability to United Kingdom corporation tax arises due to the availability of losses.

The Celebrated Group plc

7. Intangible Fixed Assets

                                           Restaurant
                                          Development
                                Start up   and Design    Licence
                                  Costs      Costs         Fees       Total
                                 (Pound)    (Pound)      (Pound)     (Pound)
Cost
         At 30 December 1996     397,541      14,500     107,410     519,451
         Additions in period          --          --     135,000     135,000
         At 29 June 1997         397,541      14,500     242,410     654,451

Amortisation
         At 30 December 1996     323,923          --      22,771     346,694
         Charge for period        47,719          --       5,371      53,089
         At 29 June 1997         371,641          --      28,142     399,783

Net book value
         At 29 June 1997          25,900      14,500     214,288     254,668
         At 30 December 1996      73,618      14,500      84,639     172,757



8. Tangible Fixed Assets
                                                   Furniture
                                  Leasehold     Fittings and
                                 Improvements     Equipment         Total
                                    (Pound)        (Pound)       (Pound)
Cost
         At 30 December 1996       1,573,509       732,768     2,306,277
         Additions                    19,299         9,264        28,563
         Disposals                        --            --            --
         At 29 June 1997           1,592,808       742,012     2,334,840
Depreciation
         At 30 December 1996          65,318        93,572       158,890
         Charge for the period        39,753        49,919        88,672
         Disposals                   104,071       143,491       247,562
At 29 June 1997

Net book value                     1,488,737       599,541     2,097,278
At 29 June 1997

At 30 December 1996                1,508,191       639,196     2,147,397

The net book value of assets aquired under finance leases included in motor vehicles amounted to (Pound) Nil (1996 Nil) the depreciation charge on which was (Pound)- (1996 (Pound)14,211).

9. Stock
                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)
Raw materials                                      18,3130          32,145
Uniforms, cutlery and other                         41,600          41,600
                                                    59,930          73,745

The Celebrated Group plc

10. Debtors
                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)
Amounts due from related undertakings                   20          17,622
Other debtors                                          250          17,622
Prepayments and accrued income                     172,675          97,128
                                                   172,945         115,000

11. Cash at bank

Included in cash at bank is (Pound) 225,000 (1996: (Pound)225,000) of funds held in a restricted bank account which cannot be accessed for a minimum 3 year period.

12.      Creditors amounts falling due within one year

                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)
Bank loans                                          92,857        92,857
Trade creditors                                    461,242       713,254
Amounts due to related undertakings                 43,235       723,781
Other creditors                                    200,597        48,250
Other taxation and social security payable         110,024       129,623
Accruals and deferred income                       616,972       553,944
                                                 1,524,927     2,261,979

13. Creditors: amounts falling, due after more than one year

                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)

Bank loans payable after more than five years      448,810        495,238
                                                   448,810        495,238

The bank loan is secured by fixed and floating charges over the company's assets. The loan is repayable by installments at a rate of interest of 11 per cent.

14. Called up Share Capital and Reserves

                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)
Authorised 5,000,000 (1996: 5,000,000)
   Ordinary shares of (Pound)1 each
                                                   5,000,000         5,000,000
Allotted and called up
Allotted, called up and fully paid
3,800,000 (19%; 3,800,000) ordinary
  shares of (Pound)1 each                          3,800,000         3,800,000
1,000,000 called up ordinary shares
  of (Pound)1 each                                 1,000,000                -
                                                   4,800,000         3,800,000

On 23 December 1996 the authorised share capital was increased to 5,000,000 ordinary shares of (Pound)1 each and on the same day the Company issued 1,800,000 shares at par to provide further working capital for the company. On 22 September 1997 a further 1,000,000 shares at par were issued as fully paid ordinary shares of (Pound)1 each.

                                                                  Audited
                               Share capital     Reserves         Total
                                  (Pound)        (Pound)          (Pound)
Balance at 30 December 1996      3,800,000     (3,721,254)         78,746
Share issue                      1,000,000             --       1,000,000
Loss for the period                     --       (228,098)       (228,098)
Shareholders'cquity              4,800,000     (3,949,352)        850,648

The Celebrated Group plc

15.      Lease Obligations and Other Financial Commitments

(a) The company has an annual commitment in respect of operating leases which expire in:

                                  Land and          Land and
                                  Buildings         buildings
                                  Unuudited         Audited
                                  29 June 1997      29 December 1996

Two to five years                         --             --
Over five years                       219,120       254,436
                                      219,120       254,436

(b) The rent on the first restaurant has been guarantced by letter of credit issued in the name of the parent company. The rent on the second restaurant has been guaranteed by the company.

(c) Included within accruals is (Pound)250,000 in respect of rent potentially due on one of the restaurants and if provision to terminate a lease entered into.

16.      Related Parties

In the opinion of the directors the ultimate parent company of Restaurant House Limited at 29 June 1997 was Red Hot Concepts Inc., a company incorporated in the United States of America. Ultimate control rests with Woodland Limited Partnership. if limited partnership controlled by members of the Halpern family.

Red Hot Concepts has undertaken not to demand repayment of its loan until the company's liquidity improves sand will continue in provide funding for the foreseeable future.

The company his relied an the exemption under FRS8 from disclosing transactions with group companies on the basis that the company is a wholly owned subsidiary and the immediate parent company products consolidated amounts which are publicly available.

Transaction, between the Compnay and Domino's Pizza Group Limited, if company also controlled by Woodland Limited Partnership. are set out below.


                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)

Administration support and services                  14,100     22,700
Delivery charges                                         --     20,214
Sale of motor vehicles                                   --         --
Rent                                                  4,000      4,000

17. Capital Commitments
The company had the following commitments:

                                             Unaudited          Audited
                                           29 June 1997     29 December 1996
                                          (pound)   $      (pound)       $

Construction costs                            -     -          --          --
Additional licence fees due to franchiser     -     -     266,667     400,000

18. Contingent Liabilities
A liability of (Pound)484,028 of the company, due to a third party, has been taken over by the parent company. although the third party has not yet given formal acceptance of the assignment.

The Celebrated Group plc

19.Reconciliation of Operating Loss to Net Cash Inflow from Operation Activities

                                                 Unaudited         Audited
                                                   29 June     29 December
                                                      1997            1996
                                                   (pound)         (pound)

                                                                (as restated)
Operating (loss)                                           (192,272)     (2,125,385)
Dcpreciatlon charge                                          88,672         186,055
Amortisation charge                                          53,089         404,934
Loss on write off of intangible fixcd assets                     --         199,861
Lam on write off of restaurant                                   --          32,123
Loss on sale of tangible and intangible fixcd assets             --          31,369
Decrease of stocks                                           13,815          13,700
(Increase)/decrease in debtors                              (49,945)         24,230
Increase in creditors                                       127,948       1,459,628
                                                             41,307         226,515

20. Analysis of Changes in Cash and Cash Equivalents during the period


                                                 Unaudited         Audited
                                                      1997            1996
                                                   (pound)         (pound)
Cash at bank and in hand at 30 December 1996      102,074       257,620
Net cash (outflow)                                (77,510)     (155,546)
Cash at bank and in hand at 29 June 1997           24,564       102,074

The Celebrated Group plc

C. PRO FORMA STATEMENT OF NET ASSETS OF THE ENLARGED GROUP

The pro forma statement of net "assets of the Enlarged Group reflecting the Acquisition together with the disposal of the AJ's Restaurant% is unaudited, is, for illustrative purposes only an, because of its, nature, cannot give a complete picture of the financial position of the Enlarged Group.

                                                    Disposal of     The
                                        The Group        AJ's    Acquisition  Pro Forma
                                        (Pound)000  (Pound)000   (Pound)000  (Pound)000
                                          (Note 1)   (note 2)     (note 3)
Fixed Assets
Intangible assets -                            --         173         173
Tangible assets                             9,529      (3,564)      2,147       8,112
                                            9,529      (3,564)      2,320       8,285
Current Assets
Stock                                         195         (74)         74         195
Debtors                                       509          --         616       1,125
Cash at bank and in hand                      225       1,678         102       2,005
                                              929       1,604         792       3,325
Creditors Amounts; due within one year     (1,963)        177      (1,888)     (3,674)

Net current (liabilities)                  (1,034)      1,781      (1,096)       (349)

Total Assets Less Current Liabilities       8,495      (1,783)      l,224       7,936
Creditors: Amounts due after one year      (3,720)      1,219        (495)     (2,996)
Provision for Liabilities and Charges        (586)        564          --         (22)
                                            4,189           0         729       4,918

NOTES

1.The information in respect of the Group as at 28 September 1997 is based on the interim financial information for Celebrated set out in Pan n of this document.

2.The disposal of the AJ's Restaurants for (Pound)3m less" a repayment of related loans of (Pound)1,395,625. It also includes the disposal of the related stock &L Net Book Value. A provision of 564,000 made in the September 1997 interim financial information W the anticipated loss on disposals is released in the adjustment.

3. The acquisition of Restaurant House Limited based an its audited financial statements as at 29 December 1997. The Directors have not yet made any adjustments to fair value. An adjustment of 350,000 has also been made to reflect the costs relating to the Acquisition. As the consideration is for shares in the Enlarged Group, there are no other cash adjustments. On 22 September 1997. Restaurant House converted (Pound)1m intercompany loan to share capital. An adjustment has also been made to reflect this conversion.

4. No adjustments have been made to reflect the trading results of the Group since 28 September 1997 or of Restaurant House since 29 December 1996.

The Celebrated Group plc

EXTRACTED FINANCIAL INFORMATION FOR THE LAST 3 FINANCIAL YEARS FOR CELEBRATED.

The Directors                       Dryanston Court
The Celebrated Group plc            Selden Hill
12 Kingfisher Court                 Hemel Hempstead
Farnham Road                        Hertfordshire
Slough SL2 1JF                      HP2 4TN

The Directors                       21 November 1997
Beeson Gregory Limited
The Registry
Royal Mint Court
London EC3N 4EY
Members of the Board

THE CELEBRATED GROUP plc ("CELEBRATED") AND SUBSIDIARY UNDERTAKINGS

In accordance with your instructions, we have prepared an extract from the audited account- of Celebrated in accordance with the 242 of the City Code. The financial information relating to Celebrated contained in this report does not constitute statutory accounts within the meaning of tile Companies Act 1985. Statutory Accounts for each of the three years ended 30 March 1997 ("the Relevant Periods") have been delivered to the Registrar of Companies. No audited financial statements have been prepared in respect of any period subsequent to 31 March 1997.

We were auditors throughout the Relevant Periods and issued unqualified reports.

1        CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                  Note     26 March       31 March       30 March
                                                            1995            1996           1997
                                                        (Pound)000      (Pound)000     (Pound)000
Turnover                                           5        3,953          5,059          7,460
Cost of sales                                              (2,197)        (3,945)        (6,267)
Gross profit                                                1,756          1,114          1,193
Administration expenses                                    (1,280)          (614)          (688)

Operating profit                                   6          476            500            505
Exceptional items                                  7            -            149            (46)
Interest receivable                                             4              5             10
Interest payable                                   8         (161)          (131)          (189)

Profit on ordinary activities before taxation                 319            523            280
Taxation                                          11          (71)           (37)          (128)
Profit on ordinary activities after taxation                  248            486            152
Minority interest                                              (6)             -              -
Profit for the financial year                                 242            486            152
Appropriation for non-equity preference shares
     of (Pound)1 each                                         (27)             -              -
Dividends                                         12            -           (160)          (150)
Retained profit for the financial year                        215            326              2
Earnings per Share                                13         2.23p          2.35p          0.46p

The Celebrated Group plc

2.       CONSOLIDATED BALANCE SHEET

                                                              Note     31 March     30 March
                                                                         1996         1997
                                                                      (Pound)000   (Pound)000
Fixed assets
Tangible assets                                                 14      4,016       9,625
Investments                                                     17         78          --
                                                                        4,094       9,625
Current assets                                                  18
Stocks                                                          19         58         224
Debtors                                                                   409        354
Cash at bank and in hand                                                  937        301
                                                                        1,404         879
Creditors Amounts falling due within one year                   20                 (1,158)
                                                                                   (1,848)
Net current assets/(liabilities)                                          246        (969)
Total assets less current liabilities                                   4,340       8,656
Creditors: Amounts falling due after more than one year         21       (650)
                                                                                   (3,811)
Provisions for liabilities and charges                          21         --         (91)
Net assets                                                              3,690       4,754
Capital and reserves
Called up share capital                                         24      2,934       3,339
Share premium accountt                                          25        753         991
Capital reserve                                                 25         --         419
Profit and loss amount                                          25          3           5
Shareholders' funds - equity                                    26      1,690       4,754


3.       CONSOLIDATED CASH FLOW STATEMENT

                                                              Note     31 March     30 March
                                                                         1996         1997
                                                                      (Pound)000   (Pound)000
Net cash inflow from operating activities                     27          573         988
Returns on investment and servicing at finance
Interest received                                                           5           10
Interest paid                                                            (118)       (184)
Interest element of finance lease paymemts                                 (4)          (5)
                                                                         (117)       (179)
Taxation paid                                                             (76)        (121)
capital expenditure and fmancial investment
Payments for tangible fixed assets                                       (910)      (2,283)
Receipts from sale of tangible fixed assets                                --          101
Proceeds from sale of operation                                           712          484
                                                                         (198)     (1,698)
Acquisition and disposal
Purchase of subsidiary undertaking                                         --       (2,377)
Cash acquired with subsidiary undertaking                                  --           74
Equity dividends paid                                                     (70)         143
Financing
New bank loans                                                            785        2,644
Repayment of bank loans                                                (1,704)        (458)
Capital element of finance least payments                                 (75)          (9)
Issue of shares                                                         2,250          717
Expenses of share issues                                                 (252)         (74)
Redemption of preference shares                                          (380)          --
Net cask inflow from financing                                            624        2,82O
Increase (decrease) in cash                                   28          736        (636)

The Celebrated Group p1c

4.       ACCOUNTING POLICIES

(a)      Basis of accounting
The financial statements have been prepared in accordance with applicable accounting standards under the historical cost convention as modified by the revaluation of certain freehold land and buildings except as disclosed below.

The following principal account policies have been consistently applied throughout the Relevant Periods.

As permitted by section 230 of the Companies Act 1985, the profit and loss accounts of the parent company has not been separately presented in the financial statements.

(b)      Basis of Consolidation
The Group accounts consolidate the accounts; of the Company and all it,, subsidiaries at the relevant period end using acquisition accounting.

'Die result, of subsidiaries acquired or disposed of during a financial year tire included from the effective date of acquisition or disposal. Goodwill, representing the difference; between the cost kind the fair value of the net assets acquired, is written off to reserves.

(c)      Turnover
Turnover consists; of the invoiced value (excluding VAT) for g,-kids and services supplied to third parties.

(d)      Tangible fixed awn and depreciation
Depreciation is provided on the cost of tangible fixed assets, to write down to their estimated residual values over their expected useful lives. Statement of Standard Accounting Practice No. 12 and the Companies Act 1995 require that provision be made for depreciation on fixed assets having a finite useful life. No depreciation i.'t provided on freehold land and buildings as it is the policy of the Group to maintain the properties. in a good state of repair and to such a standard that the Directors consider depreciation would be immaterial and is accordingly not provided. The principal annual rates u-wd for other assets are.

         Leasehold property                     over the term of the lease
         Furniture, equipment and diner unit         5%-15%
         Motor vehicles                               2-5%
         Computer equipment                            33%

(e)      Pre-opening costs
Costs associated with the refurbishment and opening of new branches are written off over 36 months (1996.12 months) from the date of opening,

(1)      Leased assets
Assets held under finance leases art included in the balance sheet and depreciated in accordance with the Groups's normal accounting policies. The present value of future rentals is shown as a liability. The interest element of rental obligations is charged to the profit and loss account over the period of the least in proportion to the balance of capital repayments outstanding&.

Rentals payable under operating leases are charged to the profit and loss account t as incurred.

(g)      Stocks
         Stocks are valued at the lower of cast and net realisable value.

(h)      Foreign currencies
Transactions in foreign currencies are recorded at the exchange rates ruling at the date of the transaction. Assets and liabilities, in foreign currencies am translated at the rates of exchange ruling at the balance sheet date. Exchange differences are dealt with through the profit and loss account.

(i)     Taxation
The charge for taxation is based on the profit for the year and takes into account taxation deferred or accelerated because of time differences between the treatment of certain times for accounting and taxation purposes*.

Provision for deferred taxation is made only to the extent that it A probable that the liability will become payable in the foreseeable future.

The Celebrated Group pie

5.       Segmented Analysis
All turnover was from operations within the United Kingdom.

                        Hotels     Restaurants      Total
                      (Pound)000   (Pound)000     (Pound)000
         1997
Turnover                1,128        6,332        7,460

Operating Profit          211          294          505

Net assets                 90        5,136        5,226

                             Hotels     Restaurants      Total
                           (Pound)000   (Pound)000     (Pound)000
         1996
Turnover                       1,304          3,755         5,059
Operating Profit                 202            298           500
Net (liability)/assets          (121)         3,811         3,690

                         Hotels     Restaurants      Total
                      (Pound)000   (Pound)000     (Pound)000
         1995
Turnover                  149        2,724        3,953
Operating Profit          264          212          476
Net assets                475        1,963        2,439

6.       Operating Profit

Operating profit is arrivcd at after charging                           1995           1996           1997
                                                                    (Pound)000    (Pound)000     (Pound)000
         Depreciation                                                      108      160       296
         Operating lease rentals:
                  Land and buildings -rent                                 107      132       327
         Auditors' remuneration                                             14       17        22
         Other remuneration paid to the auditors
         (not all through the profit and loss account)                      --       82        56
         Profitl(loss) on sale of fixed assets                              14       (6)

7.       Exceptional Items
         The effect on Taxation of exceptional items is:
                  1996     J997
(Pound)000        (Pound)000        (Pound)000

Profit on sale of operation                            149        --
Provision against one of the freehold properties
following consideration of
market rates                                            --      (300)
Profit on sale of the hotel management operation       406
Costs of fundamental reorganisation of the group,
following the acquisition of a
subsidiary                                              --      (152)
                                                       149       (46)

8.       Interest Payable                                         1995           1996           1997
                                                              (Pound)000    (Pound)000     (Pound)000
Comprises interest on:
Finance leases                                                       5            4            5
Bank loans and overdrafts wholly repayable within 5 years            5           10           10
Bank loans and overdrafts repayable after 5 years                  151          117          174
                                                                   161          131          189

The Celebrated Group plc

9.       Employees
         Average monthly number of employees, including directors;
                                                    1995     1996    1997
                                                   Number   Number  Number
          Administration and management           25           34           83
          Hotel and catering                     150          194          313
                                                 175          228          396

                                         1995          1996           1997
                                      (Pound)000    (Pound)000     (Pound)000
Staff costs, including directors
          Wages and salaries             1,124          1,528          2,579
          Social security costs            101            105            164
          Other pension costs                8             25             38
                                         1,233          1,658          2,781

10.      Directors
         Group emoluments of the company's directors:
                                    1995          1996           1997
                                (Pound)000     (Pound)000    (Pound)000
Remuneration as executives             78          180          153
Pension Scheme Contributions            8           18           20
Non-executive fees                     --           17           29
                                       86          215          202

                                                              1995        1996        1997
                                                           (Pound)000  (Pound)000   (Pound)000
Chairman. excluding pension contributions                       --           6          18
Highest paid director, excluding pension contributions          49          87          88

M        Taxation

                                                          1995           1996         1997
                                                       (Pound)000     (Pound)000   (Pound)000
Taxation charge based on the profit before tax comprises:
UKCorporation tax at 33 per cent. (1996: 33 per cent.
1995: 33 per cent)                                         55             50             55
         Deferred taxation                                 15             --             66
         Irrecoverable advanced corporation tax             1             --             --
Prior year adjustments:
         Corporation tax                                   (2)             4              7
         Deferred taxation                                  2            (17)            --
                                                           71             37            129

12.      Dividends-Equity

                                                                        1995           1996         1997
                                                                      (Pound)000     (Pound)000   (Pound)000
Interim dividend paid of 0.16p (1996:0.24p, 1995; nil) per share             --           70           53
Final dividend declared of 0.29p (1996:0.27p, 1995- nil) per share           --           90           97
                                                                             --          160          150

13.      Earnings per Share

These have been calculated on the weighted average number of shares issued of 32,924,421 (1996:.17,724,108; 1995: 10,802,675). The exercise of outstanding share options would not materially dilute earnings per share.

The Celebrated Group plc

14.      Tangible Assets

                                                      Land           Furniture
                                                       and               and                Motor
                                                    buildings        equiptment           vehicles          Total
                                                  (Pound)000        (Pound)000          (Pound)000       (Pound)000
Cost
At 1 April 1996                                        3,608               698                80             4,386
Additions                                              1,821               462                --             2,283
Acquisition of subsidiary                              3,790               977                25             4,782
Provision for permanent diminotion in value             (100)             (200)               --              (300)
Disposals                                                (25)              (64)              (25)             (114)
At 30 March 1997                                       9,094             1,873                80            11,037

Depreciation
At 1 April 1 1996                                         93               256                21               370
Charged in the year                                      114               157                25               296
Acquisition of subsidiary                                 82               674                 9               765
Disposals                                                 (1)               (6)              (12)              (19)
At 30 March 1997                                         288             1,081                43             1,412

Net Book Value
At 30 March 1997                                       8,796               792                37             9,625
At 31 March 1996                                       3,515               442                59             4,016

The net book value of the tangible fixed assets includes (Pound)37,247 (1996:
(Pound)57,377) in respect of assets held under finance leases. Depreciation charged in the year on those assets amounted to (Pound)20,130 (1996:
(Pound)16,432).

         Land and buildings comprise:

                          Freehold          Short
                         properties        leasehold        Total
                         (Pound)000     (Pound)000        (Pound)000
Cost                       3,779           5,305            9,984
Depreciation                  --            (299)            (288)
At 30 March 1997           3,779           5,017            8,796
At 31 March 1996           2,376           1,139            3,515

15.      Investments in Subsidiary Companies

                                   Interest in    Interest in
                                   ordinary       ordinary
                                   shares and     shares and
                                   voting rights  voting rights   Principal
                                          1996     1997           activity
Principal trading subsidiaries
AJ's Family Restaurants limited             nil      100%        Restaurateurs
Celebrated Hotels Limited                   100%     100%        Hoteliers
Elegant Hotels limited                      100%     100%        Hoteliers
Celebrated Restaurants Limited              100%     100%        Restaurateurs
The, Rolling Rock Cafe Limited              100%     100%        Restaurateurs
Starvin Marvin's Limited                    100%     100%        Restaurateurs
All the above subsidiaries are included in the consolidation

The Celebrated Group ple

16. Acquisition of Subsidiary

                                                               Initial book      Fair value
                                                                     value       adjustment        Fair value
                                                                 (Pound)000        (Pound)000        (Pound)000
Tangible fixed assets                                               4,788             (771)           4,017
Stocks                                                                 66               --               66
Debtors                                                               536               --              536
Cash at bank and in hand                                               74               --               74
Loans                                                              (1,225)              --           (1,225)
Taxation                                                              (59)              --              (59)
Other creditors                                                      (449)              --             (449)
Provision for liabilities and charges - deferred taxation             (64)              --              (64)
                                                                    3,667             (771)           2,896
Capital reserve (Note 25)                                                                              (419)
Consideration                                                                                         2,477

On 20 May 1996 the Group purchased the entire issued share capital of AJ's Family Restaurants Limited for cash.

The fair value adjustment was made to write down the value of the restaurants to a fair market value.

17. Other investmetns
                     Trade
                     investments
                     (Pound)000
Cost
At 1 April 1996            78
Disposals                 (78)
At 30 March 1997           --

During the year to 30 March 1997 the Group disposed of its interest in St. Helens Hotels Limited.

18.      Stocks
                         1996       1997
                    (Pound)000    (Pound)000
Goods for resale           58          224

19.      Debtors

                                       1996           1997
                                   (Pound)000      (Pound)000
Trade debtors                            58           94
Other debtors                           205          162
Prepayments and accrued income          106           84
ACT recoverable                          40           24
                                        409          354

ACT recoverable includes (Pound)24,211 (1996: (Pound)39,954) which is recoverable after more than one year.

The Celebrated Group plc

20. Creditors- Amounts falling due within one year
                                            1996            1997
                                        (Pound)000        (Pound)000
Bank loans and overdrafts                     233            474
Obligations under finance leases               10             10
Debt due within one year (note 22)            243            484
Trade creditors                               270            398
Corporation tax                                51             71
Other taxation and sncial security            149            216
Proposed dividend                              90             97
Advance corporation tax                        22             24
Other creditors                                 9             --
Accruals and deffered income                  324            558
                                            1,158          1,848

21 Creditors: Amounts failing due after more than one year
                                                      1996            1997
                                                  (Pound)000      (Pound)000
Bank loans                                             618          3,788
Obligations under finance terms                         32             23
Debt due after more than one year (Note 22)            650          3,811

22.      Debt Analysis
                                     1996          1997
                                   (Pound)000   (Pound)000
The total debt is repayable as follows:
Within one year                       243            484
Between one and two years             184            484
Between two and five years            466          1,375
After more than five years             --          1,952
                                      893          4,295

The loans are secured by way of a fixed and floating charge ovcr the property and other assets of the group.

The debt repayable after more than five years is repayable at equal quarterly installments and is subject to interest of 1.5, per cent. above base rate.

23.      Provisions for liabilities and charges

                                                    Amounts                  Amounts not
                                                    provided                  provided
                                                1996          1997          1996         1997
                                             (Pound)000    (Pound)000   (Pound)000    (Pound)000
Deferred taxation comprises:
         Accelerated capital allowances            --           131             39            (45)
         Other timing differences                  --            --             --             (1)
         Losses                                    --           (40)          (226)          (113)
                                                   --            91           (187)          (159)

The Celebrated Group plc

24.      Called up share capital

                           Authorized
                                      1996            1996            1997            1997
                                    No. '000       (Pound)000       No. '000      (Pound)000
Ordinary shares of 10p each          50,000           5,000          50,000           5,000

Allotted and fully paid
                                      1996            1996            1997            1997
                                    No. '000       (Pound)000       No. '000      (Pound)000
Ordinary shares of 10p each          29,344           2,934          33,394           3,339

On 20 May 1996 the Company acquired AJ's Family Restaurants Limited. The acquisition was partly financed by the issue of 3.9 million new shares at 18p. The remaining increase was 150,000 share options exercised during the year.

Share Options
Under the Executive Share Option scheme the directors may grant options to eligible employees which may be subject to specified performance criteria.

The aggregate number of shares which way be issued in the form of share options, is restricted to 10 per cent. of the issued share capital of the company.

Options are exercisable three years after being granted. and are granted at the prevailing market value at the date of issue.

Directors Share options arc approved by the Remuneration Committee.

Directors Share Options

         At start                   At end
         of Year  Lapsed   Granted  of Year   Exercise            Exercisable
Director          No.      No.      No.       No.      price        from
P G K Tucker      600,000  -        -         600,000  18p           5/12/98
P R Moody         187,500  -        -         187,500  16p          31/12/97
                  162,500  -        -         162,500  18p           5/12/98
P Pullan                -  -         250,000  250,000  18p          28/01/00
D J Marks         500,000  (500,000)          -        -
                1,450,000  (500,000) 250,000  1,200,000

Employees' Share Options
Options issued in respect of non directors are 605,000 shares at 18p. exercisable between 1 April 1999 and 28 January 2000 (1995:950,000 option, exercisable at 10-18p each at varying dates up to 31 December 2000).

25.      Reserves
                                      Share                       Profit
                                    premiurn      Capital        and loss
                                    account       reserve         account
Group                             (Pound)000     (Pound)000     (Pound)000
At 1 April 1996                       753             --             3
Retained profit                        --             --             2
Premium on issue of shares            312             --            --
Expenses on issue of shares           (74)            --            --
Goodwill                               --            419            --
At 30 March 1997                      991            419             5

Cumulative goodwill written off against group reserves is (Pound)000201,798 (1996:(Pound)000201,798).

The Celebrated Group plc

26.      Reconciliation of movements in shareholders' funds
                                           1996               1997
                                       (Pound)000        (Pound)000
Total recognized gains                     (205)             152
Dividends                                  (160)            (150)
Redemption of preference shares            (380)              --
Proceeds of share issues (net)            1,997              628
Share options exercised                      --               15
Goodwill                                     --              419
Increase in shareholders' funds           1,252            1,064
Opening shareholders' funds               2,438            3,690
Closing shareholders' funds               3,690            4,754

27.      Reconciliation of operating profit to net cash inflow from operating activities
                                                           1996           1997
                                                        (Pound)000    (Pound)000
Operating profit                                           500            505
Exceptional reorganisation costs                            --           (152)
Depreciation charged                                       160            296
(Profit)loss on sale of fixed assets                        14             (5)
Working capital movements:
         (Increase) in stocks                               (2)          (100)
         Decrease/(increase) in debtors                    (99)           573
         (Increase) in creditors                            --           (129)
Net cash inflow from continuing operating activities       573            988

28.      Reconciliation of net cash flow, to movement in debt

                                                      1996            1997
                                                  (Pound)000      (Pound)000
Increase/(decrease) in cash                              736        (636)
Cash inflow/(outflow) from debt and lease finance        992      (2,177)
Increasel(decreasc) in net debt from cash flows        1,728      (2,813)
Loan acquired with subsidiary                             --      (1,225)
Inception of finance leases                              (60)         --
Increase/(reduction) in net debt                       1,668      (4,038)
Net (debt)/funds at beginning of period               (1,624)         44
Net funds/(debt) at end of period                         44      (3,994)

29.      Analysis of net debt

                                         Cash at                                        Changes in
                                        bank and                Finance     Changes         net
                                        in hand      Loans       leases     in debt    funds/(debt)
                                       (Pound)000 (Pound)000   (Pound)000 (Pound)000
31 March 1996                              937        (851)        (42)       (893)         44
Cash flow                                 (636)     (2,186)          9      (2,177)     (2,813)
Acquisition of subsidiary excluding
         cash and overdraft                 --      (1,225)         --      (1,225)
30 March 1997                              301      (4,262)        (33)     (4,295)     (3,994)

The Celebrated Group plc

30.      Capital commitments
                                           1996      1997
                                      (Pound)000   (Pound)000
         Contracted but not provided        626      128

A        Operating lease commitments
         Operating lease commitments payable in the next year, analysed according to the period in which each lease expires, are as follows:
                                    1996     1997
                                (Pound)000(Pound)000
Land and buildings
         Expiring in 2-5 years       46      46
         Expiring after 5 years      68     281
                                    114     327
Other
         Expiring within 1 year      --      32
         Expiring in 2-5 years       15      23
                                     15      55

32.      Related party transactions

         There were no related party transactiuns during the Relevant Periods.

The Celebrated Group plc

E EXTRACTED FINANCIAL INFORMATION FOR THE LAST 3 FINANCIAL YEARS FOR RESTAURANT HOUSE

The Directors                           Bryanston Court
Restaurant House Limited                Selden Hill
Unit 10                                 Hemel Hempstead
Maryland Road                           Hertfordshire
Tongwcll                                HP2 4TN

Milton Keynes MK158AF
The Directors
Beeson Gregory Limited                            21 November 1997
The Registry
Royal Mint Court
London EC3N 4EY

Members of the Board
RESTAURANT HOUSE LIMITED ("Restaurant House")

In accordance with your instructions we have prepared an extract from the audited accounts of the Restaurant House in accordance with rule 24.2 of the City Code. The financial information relating to The Restaurant House contained in this report does not constitute statutory accounts within the meaning of the Companies Act 1985. Statutory accounts for each of the three years ended 29 December 1996 ("Relevant Periods") hive been delivered to the Registrar of Companies. No audited financial statements have been prepared in respect of a full year subsequent to 29 December 1996.

The auditors throughout the Relevant Periods were Moore Stephens who issued unqualified audit reports. However, reference was made to a fundamental uncertainty on the principal of going concern (in 1995 And 1996 (see note 4)).

1.       PROFIT AND LOSS ACCOUNTS

                                                      41 weeks to     Year to     Year to
                                                      1 January    31 December   29 December
                                                        1995          1995          1996
                                               Note     (Pound)      (Pound)       (Pound)
Turnover                                                  --         227,139       2,628,767
Cost of sales                                             --        (221,242)     (1,664,129)

Gross profit                                              --           5,897         964,638
Net operating costs                                  (27,997)       (539,659)     (3,090,023)
Operaft loss                                   5     (27,997)       (533,762)     (2,125,385)
Exceptionals                                              --              --        (982,578)
Interest receivable                                       41           7,881           5,893
Interest payable                               8          --          (1,962)        (63,385)
(Loss) on ordinary activities before taxation        (27,956)       (527,843)     (3,165,455)
Taxation                                       9          --              --              --
(Loss) for the period                                (27,956)       (527,843)     (3,165,455)

The Celebrated Group plc

2.       BALANCE SHEET

                                                            31 December     29 December
                                                                1995            1996
                                                      Note     (Pound)         (Pound)
Fixed assets
Intangible assets                                     10       587,315         172,757
Tangible assets                                       11       951,788       2,147,387
                                                             1,539,103       2,320,144
Current assets
Stocks                                                12        87,445          73,745
Debtors                                               13       364,230         340,000
Cash at bank and in hand                                       257,620         102,074
                                                               709,295         515,819
Creditors: Amounts falling due within one year        14      (787,528)     (2,261,979)
Net current (liabilities)                                      (78,233)     (1,746,160)
Total assets less current liabilities                        1,460,870         573,984
Creditors: Amounts falling due after more than
one year                                              15       (16,669)       (495,238)
Net assets                                                   1,444,201          78,746
Capital and reserves
Called up share capital                                      2,000,000       3,800,000
Profit and loss account                                       (555,799)     (3,721,254)
Shareholders' funds - equity                                 1,444,201          78,746

3.       CASH FLOW STATEMENT

                                                            31 December     29 December
                                                                1995            1996
                                                      Note     (Pound)         (Pound)
Net cash (outflow)/inflow from operating acdvities     20       (306,662)        226,515
Returns on investments and servicing of finance
Interest received                                                  7,881           5,893
Interest paid                                                     (1,962)        (83,385)
Net cash inflow/(outflow) from returns on investments and
servicing of finance                                               5,919         (57,492)
Investing activities
Purchase of tangible fixed assets                               (896,486)     (2,135,400)
Purchase of intangible fixed assets                             (538,256)       (604,513)
Proceeds, on sale of tangible and intangible fixed assets             --          54,249
Net cash outflow from invcsting activities                    (1,434,742)     (2,685,664)
Net cash (outflow) before financing                           (1,735,485)     (2,516,641)

Financing
Issue of shares                                                1,965,000       1,800,000
Bank loans drawn down                                             26,980         600,000
Loan repayments made                                                  --         (11,905)
Capital element of finance lease rental payments                      --         (27,000)
Net cash inflow from financing                                 1,991,980       2,361,095
Increase/(deacrease) in cash and cash equivalents       21       256,495        (155,546)

                                                        The Celebrated Group plc

4.   ACCOUNTING POLICIES

(A)  Basis of accounting

The financial statements have been prepared under the historical cost convention and in accordance with applicable Accounting Standards.

(b)  Going concern (1996 only)

     The. financial statements have been prepared on a going concern basis which assumes the realization of assets and the satisfaction of liabilities aud commitments in the normal course of business.

     During the year under review the company continued to develop its presence in the UK and expended significant efforts focusing on developing a business strategy, selecting sites, hiring and training of management personnel and various activities relating to the start up operations of the business.

     Since the company commenced trading, revenues, have not been sufficient to cover the company's fixed administrative costs which has resulted in a net loss of (pound)3,165,455 for the year and accumulated deficits of (pound)3,721,254 at 29 December 1996. The company had to close one of its restaurants at the end of the year which contributed (pound)982,578 to the deficit for the year.

     To date the company has been significantly funded by its parent company, Red Hot Concepts Inc. In this regard we set out below an extract of a note that appeared in the financial statements for the year ended 29 December 1996 of Red Hot Concepts. Inc.

          "The Company was organized on 14 June, 1994 and was in the development stage until October 1995 Mien operations commenced. TO date. the Company has spent significant time focusing its efforts on various organizational activities including negotiating the development and license agreements, developing it business strategy, selecting sites, hiring and training of management personnel and undertaking various other activities necessary for start-up operations in the UK and Australia.

          Since the Company's operations only commenced in October 1995, revenues have not been sufficient to cover the Company's fixed administrative costs resulting in net losses of $6,294,829 and $1,306,327 for the fifty-two week period$ ended 29 December. 1906 and 31 December, 105, respectively. and a working capital deficit. and an accumulated deficit at 29 December, 1996 of $3,099,616 and $7,693,155 respectively. The Company has had to close one of its three UK restaurants. The Company has been funded through 29 December. 1996 through loans front related parties and affiliated entities. as well as equity transactions.

          The Company has taken several significant steps to improve the overall profitability of the restaurant operations and to reduce its administrative costs. In June of 1996, the Company began a restructuring program. The restructuring included reducing the head count from thirteen to two employees and sharing administrative services with a related company. In December 1996, the Company decided to close one of its restaurants that was not consistent with management's expectations. In addition, the company plans to enter into a loan agreement with its franchiser which will provide interim financing and provide working capital for the Company's UK subsidiary. The Company has been negotiating with investment groups in Australia to help finance the purchase of land and construction of the restaurant,; in Australia. The Company would pay rent as a fraction of the landlord building costs. Vie Company is pursuing discussions with banks and other finance companies to finance leasing the restaurant equipment and furniture. The Company is planning to convert some of its related party debt into equity.

          There can be no assurances that management's plans to reduce operating losses and obtain additional financing to fund operations will he successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities; that might be necessary in the event the Company cannot continue in existence".

     Since the issuing of the RM Hot Concepts. Inc. financial statements. the company has obtained loans from the franchiser in the United States and continues to actively seek other forms of financing to ensure the continued development of the UK operations.

(c)  Turnover

     Turnover represents restaurant sales net of discounts and Value Added Tax-

(d)  Intangible assets

     Expenditure On start-up costs (including training costs), restaurant development and design costs are capitalized as incurred, and where such costs are not an integral pant of the fabric of the restaurant they will be amortized over the first 12 to 24 months (1995: 24 months) of the store opening. Where development cost, can be reasonably attributed to the overall cost of the fabric of a particular restaurant then such costs, where reasonable and distinguishable, will be included in the costs of the Property and amortized over the life of the lease of the property. Design costs are amortized over the length of the agreement to operate restaurants.

The Celebrated Group plc

     Expenditure on licence fees paid to operate restaurants is capitalized and amortized over the length of the agreement.

(e)  Tangible fixed assets

     Fixed assets are stated at cost. Depreciation is charged on a straight line basis over the expected useful lives of the assets over the following periods:

     Leasehold improvements            life of the lease or useful economic life
     Furniture fittings and office
        equipment                                                   2 to 9 years
     Motor vehicles                                                      3 years

(F)  Stock

     Stock is valued at the lower of cost and net realizable value.

(g)  Foreign currencies

     Transactions in foreign currencies are translated into sterling at the rat" ruling at the dates of transactions. Liabilities and current assets expressed in foreign currencies at the balance sheet date arc translated into sterling at the rates ruling on that date, except for liabilities which are covered by forward exchange contracts which have been translated at the rates as per the forward exchange contract. Gains or losses arising on translation are reflected in the profit and loss account of the period in which they arise.

(h)  Operating leases

     Rentals paid under operating leases are charged to income on a straight line basis over the lease term.

(i)  Leaving and hire purchase commitments

     Assets held under finance leases and hire purchase contracts are capitalized in the balance sheet and are depreciated over their useful lives.

     The interest element of the rental obligation, is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

5.   Profit and Loss Account

(a)  Operating loss

     Operating loss is stated after charging/(crediting):

                                                         1994        1995          1996
     Amortization of intangible fixed assets               --       30,395       404,934
     Depreciation of tangible fixed assets                 --       15,935       186,055
     Auditors' remuneration                             1,000       13,500        15,000
     Operating lease rental, -land and buildings           --       14,031       229,034
     Exchange gains                                        --       (9,036)     (140,417)
     Closure cogs of Shaftsbury Avenue                     --      129,686
     Redundancy costs                                      --           --        57,744
     Stock depictions                                      --       72,575
     Store development write offs                          --           --       199,861

6.   Loss on Disposal of Discontinued Operations

     The loss relates; to the loss on the disposal of intangible and tangible fixed assets sustained as a result of the closure of the Shaftsbury Avenue restaurant.

The Celebrated Group plc

7.   Directors and Employees

     Staff costs
     Staff costs during the year were as follows
                                                                                     1994          1995          1996
     Directors' emoluments in respect of UK duties                                      --        40,916        41,506
     Wages and salaries                                                             27,214       276,868     1,164.586
     Social security costs                                                           1,639        29,894        65,687
                                                                                    28,853       346,678     1,271,779

     Directors' emoluments, excluding pension contributions, are as follows:
                                                                                      1994          1995          1996
     Fees                                                                               --        40,916        24,083
     Compensation for loss of office                                                    --            --        13,000
                                                                                        --        40,916        37,083
     The chairman                                                                       --            --
     The highest paid director                                                      40,916        37,083

     The average weekly number of persons employed by the company was as follows:

                               1994    1995    1996
     Administration              3       9      13
     Restaurant operations      --      11     193
                                --      20     206

     Following the closure of the Shaftsbury Avenue restaurant the average weekly number of persons employed has been 177.

8.   Interest Payable

                                                            1994      1995      1996
     On short term finance                                   --      1,962      1,221
     On bank loans repayable after more than 5 years         --         --     48,026
     On finance losses                                       --         --     14,138
                                                             --      1,962     63,395

9.   Taxation on Ordinary Activities

     No liability to United Kingdom corporation tax arises due to the availability of losses.

The Celebrated Group p1c

14. Intangible Fixed Assets

                                           Restaurant
                                          Development
                            Start-up and       Design       Licence
                                   Costs        Costs          Fees         total
     Cost:
     At I January 1996           181,878       341,058        94,774       617,710
     Additions in the year       536,390        42,666        25,457       604,513
     Reanalysis to tangible           --      (198,820)           --      (198,820)
     Disposals                  (320,727)     (170,404)      (12,821)     (503,952)
     At 29 December 1996         397,541        14,500       107,410       519,451

     Amortization:
     At 1 January 1996            12,389         5,701        12,197        30,395
     Charge for the year         389,990         3,730        11,214       404,934
     Disposals                   (78,456)       (9,439)         (740)      (88,635)

     At 29 December 1996         323,923            --        22,771       346,694

     Net Book Value
     At 29 December 1996          73,619        14,500        84,639       172,757

     Net Book Value
     At 1 January 1996           169,489       335,349        82,477       587,315

     11.  Tangible Fixed Assets

                                                                      Furniture
                                       Leasehold         Motor     Fittings and
                                    Improvements      Vehicles        Equipment         Total
     Cost:
     At 1 January 1996                 694,325           2,205         261,193         967,723
     Additions                      1,443,91.5          45,822         578,066       2,067,697
     Reanalysis from intangible        183,221              --          15,599         198,820
     Disposals                        (737,852)        (68,027)       (122,064)       (927,963)

     At 29 January 1996              1,573,509              --         732,768       2,306,277

     Depreciation:
     At I January 1996                   6,751              --           9,184          15,935
     Charge for the year                79,401          14,221          92,443         186,055
     Disposals                         (20,834)        (14,211)         (8,055)        (43,100)

     At 29 December 1996                65,318              --          93,572         158,890

     Net Book Value
     At 29 December 1996             1,508,191              --         639,196       2,147,387

     Net Book Value
     At I January 1996                 677,574          22,205         252,009         951,788

     The net book value of assets acquired under finance leases included in motor vehicles amounted to (pound)Nil (1995: (Pound)22,205) the depreciation charge on which was (pound)14,211 (1995: (pound)Nil).

12.  Stock

                                      1995     1996
                                     (pound)  (pound)
     Raw materials                   53,711     32,145
     Uniforms, cutlery and other     33,734     41,600
                                     87,445     73,745

The Celebrated Group plc

13.  Debtors

                                                 1995        1996
                                                (pound)     (pound)
     Trade debtors                              14,049
     Amounts due from related undertakings      17,235      17,622
     Other debtors                             312,675     225,250
     Prepayments and accrued income             20,271      97,128
                                               364,230     340,000

     Included in other debtors is the sum of (pound)225,250 due after more than one year.

14.  Creditors: amounts falling due within one year

                                                         1995           1996
                                                       (pound)       (pound)
     Bank loans                                            --        92,857
     Trade creditors                                  405,277       713,254
     Amounts due to related undertakings              101,428       723,781
     Other creditors                                    4,514        48,520
     Other taxation antisocial security payable        23,716       129,623
     Accruals and deferred income                     242,282       553,944
     Obligations under finance leases                  10,311            --
                                                      787,528     2,261,979

15.  Creditors: amounts falling due after more than one year

                                                                1995     1996
                                                               (pound)  (pound)
     Bank loans payable after more than 5 years                   --     495,238
     Obligations under finance leaves due within 5 years      16,669          --
                                                              16,669     495,238

     The bank loan is secured by fixed and floating charges over the company's assets. The loan is repayable by installments at a rate of interest of 11 per cent.

16.  Called Up Share Capital and Reserves

                                                 1995             1996
                                               (pound)           (pound)
Authorized
5,000,000 (1995:3,000,000) ordinary share,
of (pound)1 each                              3,000,000         5,000,000

Allotted and called up
Allotted, called up and fully paid            2,000,000         3,800,000

     On 23 December 1996 the authorized share capital was increased to 5,000,000 ordinary shares of (pound)1 each, and on the same day the company issued 1,800,000 shares at par to provide further working capital for the company.

                                       Share Capital      Reserves           Total
                                          (pound)          (pound)          (pound)
     Balance at 1 January 1996           2,000,000        (555,799)         1,444,201
     Share issue                         1,800,000              --          1,800,000
     Loss for the year                          --      (3,165,455)        (3,165,455)
     Shareholders' equity                3,800,000      (3,721,254)            78,746

The Celebrated Group plc

17.  Lease Obligations and Other Financial Commitments

     (a) The company has an annual commitment in respect of operating leases which expire in:

                              1995        1995        1996           1996
                          Land and                Land and
                         Buildings       Other    Buildings         Other
     Two to five years          --       9,702          --             --
     over five years       989,955          --     254,436             --
                           988,955       9,702     254,416             --

     Included in the above is the sum (pound)35,316 which relates to rent payable based on the anticipated turnover of a restaurant for the forthcoming year.

     (b) The rent on the Canary Wharf restaurant has been guaranteed by letter of credit issued in thc name of the parent company. The rent on the Cambridge restaurant has been guaranteed by a related company.

18.  Related Parties

     In the opinion of the directors the immediate parent company of Restaurant House Limited at 29 December was Red Hot Concepts, Inc., a company incorporated in the United States of America. Ultimate control rests with Woodland Limited Partnership, a limited partnership controlled by members of the Halpern family.

     Red Hot Concepts has undertaken not to demand repayment nt its loan until the company's liquidity improve% and will continue to provide funding for the foreseeable future.

     The company has relied on the exemption under FRS8 from disclosing transactions with group companies on the basis that the company is a wholly owned subsidiary and the immediate parent company produces consolidated accounts which are publicly available.

     Transactions between the company and Domino's Pizza Group Limited, a company also controlled by Woodland Limited Partnership, are set out below.

                                              1995      1996
                                             (pound)   (pound)
     Administration support and services      6,500     22,700
     Delivery charges                           900     20,214
     Sale of motor vehicles                  22,205         --
     Rent                                     4,000      4,000

     During the year the two companies provided short term finance to each other as required which was repaid on a short term basis. At 29 December 1996 the company was owed (pound)17,622 (1995- due;(pound)1,618) from/to Domino's Pizza Group Limited.

19.  Capital Commitments

At 29 December 1996 the company had the following commitments.

                                                           1995                                1996
Construction costs                        (pound)1,100,000                          (pound)--

Additional licence fees due to franchisor   (pound)266,667    (US$400,000)      (pound)266,667   (US$400,000)

The Celebrated Group plc

20. Reconciliation of Operating Profit to Net Cash (Outflow)/Inflow from Operating Activities

                                                                   1995              1996
                                                                  (pound)           (pound)
     Operating loss                                               (533,762)     (2,121,385)
     Depreciation charge                                            15,935         196,055
     Amortization charge                                            30,395         404,934
     Loss on write off of intangible fixed assets-                 199,861
     Loss on write off of restaurant                                    --          32,123
     Loss on sale of tangible and intangible fixed assets -         31,369
     Decrease/(increase) in stocks                                 (87,445)         13,700
     Decrease/(increase) in debtors                               (355,854)         24,230
     Increase in creditors                                         624,669       1,459,628
                                                                  (306,662)        226,515

21.  Analysis of Changes in Cash and Cash Equivalents during the Year

                                                         1995        1996
                                                       (pound)      (pound)
     Cash at bank and in hand at 1 January 1996          1,125      257,620
     Net cash (outflow)/inflow                         256,495     (155,546)
     Cash at bank and in hand at 29 December 1996      257,620      102,074

The Celebrated Group plc

F EXTRACTED FINANCIAL INFORMATION FOR THE LAST 3 FINANCIAL YEARS FOR RED HOT CONCEPTS

The Directors                                              Bryanston Court
Red Hot Concepts, Inc.                                     Selden Hill
6701 Democracy Boulevard                                   Hamel Hempstead
Bethesda                                                   Hertfordshire KP2 4TN
MD 20817                                                   21 November 1997

The Directors
Beeson Gregory
The Registry
Royal Mint Court
London EC3N 4EY

     Members of the Board

     RED HOT CONCEPTS, INC. ("Red Hot Concepts")

     In accordance with your instructions we have prepared an extract from the audited accounts of Rod Hot Concepts in accordance with rule 241 of the City Code. The financial information relating to Red Hot Concepts contained in this report does not constitute statutory accounts within the meaning of the Companies Act 1985. Statutory accounts for each of the three periods ended 1 January 1995, 31 December 1995 and 29 December 1996 ("the Relevant Periods") ran be obtained from the Company at 6701 Democracy Boulevard, Bethesda, Maryland 20817. USA. No audited financial statements have been prepared in respect of any period subsequent to 31 December 19%.

     The auditors tor the Relevant Periods were Moore Stephens. PC who issued unqualified audit reports. However. reference was made to a fundamental uncertainty on the principal of going concern for The periods ended 31 December 1995 and 29 December 1996 (see note 5).

1.   CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                           29 weeks      52 weeks        52 weeks
                                                              to            to              to
                                                          1 January    31 December     29 December
                                                             1995         1995             1996
                                                               $            $                $
     Turnover                                                  --       1,092,286       9,438,739
     Cost of sales                                             --      (1,114,548)     (9,599,519)

     Gross Loss                                                --         (22,262)       (150,780)
     Administration expenses                              (92,062)     (1,317.896)     (3,584,265)

     Operating loss                                       (92,062)     (1,340,158)     (3,715,045)
     Exceptional Item                                                                  (2,198,452)
     Minority interest in net income of subsidiary           (634)
     Interest receivable                                       63          41,624          23,627
     Interest payable                                          --          (7,793)     (384,.325)

     Loss on ordinary activities before taxation          (91,999)     (1,306,327)     (6,294,829)
     Taxation                                                  --              --              --

     Net loss                                             (91,999)     (1,306,327)     (6,294,829)
     Net loss per share                                     (0.02)          (0.29)          (0.91)
     Weighted average number of shares outstanding      4,700,000       4,480,267       6,929,929

The Celebrated Group plc

2. CONSOLIDATED BALANCE SHEET

                                                                             31 December     29 December
                                                                                    1995            1996
                                                                                       $               $
Assets:
         Current Assets:
                  Cash and cash equivalents                                   1,654,969         534,145
                  Restricted cash                                               110,000          110,00
                  Due from related party                                        547,072          29,785
                  Account, receivable                                           144,035          34,545
                  Inventories                                                    65,378         201,755
                  Prepaid expenses and accrued income                                --         224,630
                  Advances to officers                                           51,000              --
                  Deposits                                                           --         380,718
                  Total current assets                                        2,622,454       1,515,578
         Property and equipment:
                  Furniture and fixtures                                      2,082,730       4,659,014
                  Less: Accumulated depreciation                                (70,387)       (356,241)
                  Property and equipment - net                                2,012,343       4,302,773
         Officer loan receivable                                                     --         134,162
         Other assets - net                                                   1,222,345       1,804,624
                  Total assets                                                5,857,142       7,757,137

         Liabilities and stockholders' equity:
         Current liabilities:
                  Accounts payable and accrued expenses                       2,246,679       3,553,078
                  Current portion ot long-term debt                             100,000         937,051
                  Accrued interest payable -related party                            --         125,065
                  Total current liabilities                                   2,346,679       4,615,194

         Long term liabilities:
                  Long-term debt                                                100,000         717,180
                  Long-term debt-related party                                   25,880       1,195,302
                  Total long-term liabilities                                    125,90       1,912,482

         Minority interest                                                           --           3,121

         Stockholders' Equity
                  Common stock, $.01 Per value,
                    20,000,000 Shares authorized 9,262,347 shares issued
                    and outstanding                                              47,623          92,623
                  Additional paid-in capital                                  4,749,702       8,884,040
                  Accumulated Deficit                                        (1,398,326)     (7,693,155)
                  Cumulative foreign currency transaction adjustment            (14,416)        (57,170)
                  Total stockholders' equity                                  3,384,583       1,226,338
                  Total liabilities and stockholders' equity                  5,857,142       7,757,137

The Celebrated Group plc

3. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Fifty-Two Weeks Ended
                                                                   31 December     29 December
                                                                       1995            1996
                                                                         $               $
Operating Activities
         Net Loss                                                  (1,306,327)     (6,294,829)
         Adjustments to Reconcile Net to Net
         Cash (Used for) Provided by Operating Activities:
         Depreciation and Amortization                                115,983         805,287
         Writeoff of Leased Asset Upon Lease Cancellation                  --          41,251
         Writeoff of Restaurant Closure                                    --       2,198,452
         Minority Interest in Net Income of Subsidiary                     --             634
         Discount on Note Payable Amortized                                --          95,038
         Changes in Assets and Liabilities:
                  (Increase)/Decrease in:
                           Accounts Receivable                       (546,749)         10,802
                           Inventories                               (196,667)        (79,656)
                           Prepaid Expenses and Accrued Income         13,275        (464.354)
                  Increase/(Decrease) in:
                           Accounts Payable                           589,925       2,258,125
                           Accrued Expenses                           694,892        (261,418)
                           Other Payables and Accrued Interest         17.202         (37,139)
                  Total Adjustments                                   687,762       4,722,022
Net Cash -Operating Activities                                       (618,565)     (1,572,807)
Investing Activities
         Purchase of Furniture and Fixtures (1,515,978)            (4,057,257)
         Purchase of Intangible Capital Assets                       (779,199)       (664,113)
         Advances to Officers                                         (51,000)       (118,162)
         Payment by Officers                                               --          35,000
         (Increase)/Decrease in Restricted Cash                      (110,000)             --
Net Cash-Investing Activities                                      (2,456,177)     (4,804,532)

Financing Activities:
         Proceeds from Sale of Common Stock                         4,697,325       3,396,748
         Payment of Offering Costs                                         --         (55,000)
         Advances from Related Parties                                194,757       2,861,000
         Payment to Related Parties                                  (144,450)     (1,608,753)
         Capital Least Payments                                       (14,921)        (42.251)
         Loan Proceeds                                                     --       1,000,000
         Repayment of Loan                                                 --        (262,949)
Net Cash - Financing Activities                                     4,732,711       5,288,795
Effect of Exchange Rate Changes on Cash                                (8,716)        (32.280)
Net Increase (Decrease) in Cash and Cob Equivalents-Forward        1,649,15.3      (1,120,824)

The Celebrated Group plc

                                                                                     Fifty-Two Weeks Ended
                                                                                 31 December     29 December
                                                                                    1995             1996
                                                                                      $               $
Net (Decrease) Increase in Cash and Cash Equivalents-Forwarded                    1,649,253     (1,120,824)
Cash and Cash Equivalents-Beaning of Periods                                          5,716      1,654,969
Cash and Cash Equivalents-End of Periods                                          1,654,969        534,145

Supplemental Disclosure of Cash Flow Information:
         Cash paid during the period for:
                  Interest                                                            3,105         64,103
                  Income Taxes                                                           --             --

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
         Note Payable Issued in Connection with Acquisition                         200,000             --
         Commitment to Purchase Assets                                              520,443             --
         Transfer of Capital Leases from Related Company                             72,366             --
         Note Payable Issued in Connection with the UK Development Agreement             --        220,000
         Deferred Lease Guarantee of Subsidiary                                          --        497,181
         Liability for Guarantee Agreement                                               --       (497,180)
         Minority Share of Stock Issuance of Subsidiary                                  --             (1)

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation -The consolidated financial statements include the account, of Red Hot Concepts and its wholly-owned and majority-owned subsidiaries. Significant inter-company accounts and transactions have been eliminated.

Cash and Cash Equivalents- Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased.

Accounts Receivable -Substantially all accounts receivable arise from credit card sales. Red Hot Concepts experience- approximately a one week delay in the collection of these accounts. Management considers these accounts to be fully collectible.

Inventories -Inventories, which consist primarily of finished food products, are stated at the lower of cost, determined by the first-in, first-out basis, or market value.

Property and Equipment -Property and equipment are stated at cost. Depreciation on equipment is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the useful life of the improvements or the lease term, which averages 20 years. The Company began to record depreciation of its assets in October 1995. when operation., commenced.

Development and License Agreements-Development and license agreements are stated at cost which includes the purchase price and related cogs. which are primarily professional fees. The exclusive development rights under the development agreements are being amortized by the straight-line method over the 10 year term of the development agreements. The cost of the license agreement for each restaurant will be amortized by the straight-line method over the 20 year term of the license.

Restaurant Development and Start-lip Costs - Restaurant development cost% relating to the design and construction of the restaurants are stated at cost. Upon the restaurants* opening, these costs ate classified as property and equipment and amortized over their useful life, which averages 20 years. Start-up costs related to hiring, training and other direct costs are stated at cost and amortized over the first twenty-four months of restaurant operations.

Deferred- Lease Guarantee.-Red Hot Concepts has entered into an agreement to have guaranteed, under certain circumstances a minimum of 5 and up to 12 of its operating leases for properties. These guarantees are to be amortized over 5 years under the straight-line method.

Revenue Recognition - Red Hot Concepts recognizes revenue at the point of sale to the customer.

Advertising and Promotion Expense - In accordance with development and license Red Hot Concepts is required to spend a minimum of 1/2 of 1 per cent of the prior year's average annual gross receipts on advertising and promotion. Advertising and promotion costs are expensed as incurred.

Stock Transaction of Subsidiary - Changes in Red Hot Concept's proportionate share of subsidiary equity are accounted or as equity transactions and either increase or decrease Red Hot Concept's investment in the subsidiary.

The Celebrated Group plc

Loss Per Share-Loss per share of common stock is b-cd on the weighted average number of common shares outstanding for the periods presented. Common stock equivalents are included in the computation when their effect is considered dilutive.

Foreign Currency Translation- Balance sheet amounts denominated in British pound sterling and Australian dollars have been translated into US dollars using the year end rate of exchange. Operational results determined in British pound sterling and Australian dollars have been translated into US dollars using average yearly rate of exchange. Equity transactions denominated in British pound sterling and Australian dollars have been translated into US dollars using the effective rate of exchange at date of issuance.

Impairment - Certain long-term assets of Red Hot Concepts are reviewed at least annually as to whether their carrying value has become impaired, pursuant to guidance established in the Statement of Financial Standards ("FAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (un-discounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value or projected discounted cash flows from related operations. Management also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of 31 December 1996, management expects these assets to be fully recoverable.

Stock Options Issued to Employees-Red Hot Concepts adopted SFAS No. 123 "Accounting for Stock-Based Compensation" on 1 January 1996 for financial note disclosure purposes and will continue to apply the intrinsic value method of the Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" for financial reporting purposes.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date ot the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification - Certain items in the prior year's financial statements have been reclassified to confirm to the 29 December 1996 presentation.

5.   GOING CONCERN

As stated in 1996 The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Red Hot Concepts was organized on 14 June 1994 and was in the development stage until October 1995 when operations commenced. To date, Red Hot Concepts has spent significant time focusing its efforts on various organizational activities including negotiating the development and license agreements (See Note 17), developing a business strategy, selecting sites, hiring and training of management personnel and undertaking various other activities necessary for start-up operations in the UK and Australia.

Since Red Hot Concepts's operations only commenced in October 1995, revenues have not been sufficient to cover Red Hot Concept's fixed administrative costs resulting in net losses of $6,240,829 and $1,306,327 for the fifty-two week periods ended 29 December 1996 and 31 December 1995, respectively, and a working capital deficit and an accumulated deficit at 29 December 1996 of $3,099,616 and $7,693,155, respectively. Red Hot Concepts has had to close one of its three UK restaurants. Red Hot Concepts has been funded through 29 December 1996 through loans from related parties and affiliated entities, as well as equity transactions.

Red Hot Concepts has taken several significant steps to improve the overall profitability of its restaurant operations and to reduce its administrative costs. In June of 1996, Red Hot Concepts began a restructuring program. The restructuring included reducing the head count from thirteen to two employees and sharing administrative services with a related company. In December 1996, Red Hot Concepts decided to close one of its restaurants that was not consistent with managements expectations. In addition, Red Hot Concepts plans to enter into a loan agreement with its franchisor which will provide interim financing and provide working capital for Red Hot Concept's UK subsidiary. Red Hot Concepts has been negotiating with investment group, in Australia to help finance the purchase of land and construction Of the restaurants in Australia. Red Hot Concepts would pay rent as a fraction of the landlord building costs Red Hot Concepts is pursuing discussions with banks and other finance companies to finance leasing the restaurant equipment and furniture. Red Hot Concepts is planning to convert some of its related party debt into equity (See Note 21D).

There can be no assurances that management's plans to reduce operating losses and obtain additional financing to fund operations will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event Red Hot Concepts cannot continue in existence.

The Celebrated Group plc

As Stated in 1995

Red Hot Concepts was organized on 14 June 1994 and has a limited operating history. Red Hot Concepts was in the development stage until October when operations commenced. To date, Red Hot Concepts has spent significant time focusing its efforts on various organizational activities including negotiating the Development and License Agreements [See Note 11], developing a business strategy, selecting sites, hiring and training of management personnel and undertaking various other preliminary activities necessary for commencing operations in the United Kingdom and Australia.

Since Red Hot Concepts' operations only commenced in October 1995, revenues have not been. sufficient to cover Red Hot Concepts' fixed administrative cost resulting in net losses of $1,306,327 and $91,999 for the fifty-two week period ended 31 December 1995 and the period 14 June 1994 to 1 January 1995, respectively and an accumulated deficit at 31 December 1995 of $1,399,326. Management believes that revenues will bc sufficient to cover these costs in the future.

In March 1996, Red Hot Concepts borrowed approximately $1,700,000 to finance the opening of its second and third Chili's Restaurants.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The continuation of Red Hot Concepts as a going concern is dependent upon its ability to have a successful operating history.

6. SIGNIFICANT RISKS AND UNCERTAINTIES

A. Concentrations of Credit Risk - Cash - At 29 December 1996, Red Hot Concepts had approximately $499,000 (1995:$611,674) on deposit in the UK and Australia. The UK and Australia do not have federal insurance on balances maintained in banks. At 29 December 1996, Red Hot Concepts maintained deposits in financial institutions in the United States that were approximately $147,000 (1995:$1,050,000) in excess of the maximum amounts insured by the Federal Deposit Insurance Corporation. There is no collateral in relation to deposits. At 29 December 1996, one letter of credit in the amount of $110,000 (1995:$110,000) had been issued on Red Hot Concepts' behalf and is secured by a cash account, which is reflected as restricted on the balance sheet. At 29 December 1990, there have been no drawings under this letter of credit and there is no outstanding balance due related to it.

B. Operations Its Foreign Countries-The Company is subject to numerous factors relating To conducting business inn foreign country (including, without limitation, economic, political and currency risks) any of which could have a significant impact on Red Hot Concepts's operations.

C. Economic Dependency-Due to the nature of the licenses granted pursuant to the development agreements With Brinker International. Inc. ("Brinker") (See Note
16), the success of Red Hot Concepts is in part dependent upon the overall success of Brinker and Chili's Restaurants. including Brinker's financial condition, management and marketing success. If Brinker becomes unable to provide necessary support to Red Hot Concepts, such inability could have a material adverse effect on Red Hot Concepts.

7. OTHER ASSETS

Other assets, at 29 December 1996, consists of the following:

                                                         Accumulated
                                                        Amortization
                                                         29 December
                                                 Cost           1996         Writeoffs      Net
                                                  $              $              $            $
Deferred Lease Guarantees                       497,181        24,859            --        472,322
Development and License Agreements              749,151        79,070            --        670,291
Restaurant Development and Start-Up Costs     1,406,074       322,047      (422,006)       662,021
         Totals                               2,652,606       425,976       422,006      1,804,624

Amortization expense of the deferred lease guarantees for the fifty-two week periods ended 29 December 1996 and 31 December 1995 was $24,859 and $-0-, respectively.

Amortization expense for development and license agreements for the fifty-two week periods ended 29 December 1996 and 31 December 1995 was $58,198 and $20,872, respectively.

Amortization expense of restaurant development and startup costs for the fifty-two week periods ended 29 December 1996 and 31 December 1995 was $293,952 and $28,095, respectively.

The write-off of restaurant development and start-up costs during 1996 relate to the closure of one of the UK restaurants (See Notes 14 and 15A).

The Celebrated Group plc

8. LONG-TERM DEBT

                                                                        31 December     20 December
                                                                           1995             1996
                                                                            $                 $
Note payable to Natwest Bank, interest at base rate plus 3 per cent             -         837,051
Note payable to Brinker Australia, Inc. for the Acquisition Of Chili's
     Texas Grill Pty.,Ltd., noninterest bearing                           200,000         100,000
Note payable to Brinker International for the UK Development and
     License Agreement, noninterest bearing                                     -         220,000
Minimum real estate lease guaranty payable to Brinker International
     discounted at 15 per cent for five years                                   -         497,180
Related  party note payable to Woodland Limited Partnership due 30 June
     1998 at 8 per cent interest net of fair value of a common stock
     purchase warrant                                                           -         794,820

Related Party note payable to Woodland Limited Partnership due 30 June
     1998 at 12 percent interest, net of fair value of common stock
     purchase warrant                                                           -         400,482
Total                                                                     200,000       2,849,533
Less: Current Portion                                                     100,000         937,051
Long-Term                                                                 100,000       1,912,482

In March 1996, Red Hot Concepts obtained a loan for approximately $1,000,000 to finance the opening of its second test restaurant (See Note 18A) in the UK. At 29 December 1996, the outstanding balance was $837,051. This loan which bears interest at the bank's base rate (approximately 6 per cent.) plus 3 per cent., is payable over 7 years. The loan agreement has various covenants pertaining to financial statement ratios. At 29 December 19%, Red Hot Concepts was in breach of the tangible net worth and adjusted operating profit covenants. Under the terms of the agreement, the bank may call the loan if Red Hot Concepts is in violation of any restrictive covenant. As of 2 April 1997, the bank has not waived the above requirements and accordingly, the entire amount of the note, $837,051, has been included in current liabilities. The loan is secured by all of the assets of Restaurant House.

During November 1995, in connection with a share sale agreement between Red Hot Concepts and Brinker Australia, Inc., a wholly-owned subsidiary of Brinker (See
Note 19). Red Hot Concepts incurred a note payable obligation of $300,000, Upon execution of the agreement. $100,000 was paid and another $100,000 was also paid in November 1996. The remaining balance of $100,000 is due in November 1997.

As consideration for the UK Development Agreement, Red Hot Concepts agreed to pay Brinker $320,000, of which $100,000 was paid upon execution of the UK Development Agreement (See Note 16A). The $100,000 is nonrefundable. The remaining $220,000 is due on 1 April 1998.

In connection with the guaranty agreement with Brinker (Set Note 18C), Red Hot Concepts is required to buy back their subsidiary's shares of stock at the end of the five year term of the agreement for a minimum of $1,000,000 (See Note 18C.). The liability recorded at 29 December 1996 represents Red Hot Concepts' minimum liability for the repurchase of the stock at 30 September 2001 discounted at 15 per cent. for five years to $497,180.

At December 1996, short-term obligations of Red Hot Concepts to a related party were converted into long-term debt (See Notes 11 and 21D). The following are maturities of debt for each of the next five fifty-two week periods:

                   1995        1996
                     $           $
      1996       100,000            --
      1997       100,000            --
      1998            --     1,415,302
      1999            --            --
      2000            --            --
      2001            --       497,180
Thereafter            --            --

Total            200,000     2,849,533

9. LEASES

In 1995, Red Hot Concepts had leased motor vehicles under capital leases expiring in various years through 1998. These leases were transferred to Red Hot Concepts from a related company during the fifty-two week period ended 31 December 1995. As a result of changing the entire management team in the UK, Red Hot Concepts has returned all of the motor vehicles under lease to the leasing company (See Note 11).

The Celebrated Group plc

Red Hot subleases its U.S. office from a related party (See Note 11). The lease expires June 1997. Restaurant House from it wholly-owned subsidiary of a related company (See Note 11).

CTG leased its office facilities in Australia under a 2 year lease term, expiring September 1998.

The Company has 5 operating leases for restaurant sites ranging from 2 to 25 years. Two of these leases, one with a 5 year term and one with a 11 year term, have renewal options, exercisable at Red Hot Concepts's option, for successive five year terms through 2012. These lease, which expire through 2020 provide for aggregate annual rent of $15,276,958.

Minimum future rental payments under non-cancelable operating leases and subleases having remaining terms in excess of one year as at the year end for each of the next five fifty-two week periods and in the aggregate are as follows:
                              1995              1996
                                $                 $
1996                          19,186               --
1997                          19,186          947,068
1998                           8,959          935,589
1999                              --          923,868
2000                              --          923,868
2001                              --          923,868
Subsequent to 2001                --       10,622,697
Total Minimum Future Rentals  47,331       15,276,958

Rent expense for the fifty-two week periods ended 29 December 1996 and 31 December 1995 was $959,307 and $108,712, respectively.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications as of 29 December 1996:

                                      1995                               1996
                          Carrying                            Carrying
                           Amount            Fair value         Amount            Fair value
                              $                   $                 $                  $
Short-Term Debt                 --                 --            937,051            928,935

Long-Term Debt             100,000             83,670          1,912,482          1,813,673

In assessing the fair value of financial instruments, Red Hot Concepts uses a variety of method, and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable and accounts payable, it was assumed that the carrying amount approximated fair value because of the short maturities of these instruments. The fair value of short-term debt and long-term debt is based on current rates at which Red Hot Concepts could borrow funds with similar remaining maturities.

11. RELATED PARTY TRANSACTIONS

Woodland Limited Partnership ("Woodland") is a partnership controlled by members of Mr. Colin Halpern's family. Mr. Halpern is the Chairman of the Board of Red Hot Concepts. The balance due to Woodland for funds advanced to Red Hot Concepts wait $89,709 at 31 December 1995. By the end of 1996, the total amount due to Woodland was $1,940,342, consisting of short-term advances of $940,342, and a short-term vote payable of $1,00,000.

During 1996 funds were advanced and repayments were made to Woodland. The balance due to Woodland for these advances at 29 December 1996 was $940,342 plus accrued interest payable of $63,911. On 28 December 1996, Woodland agreed to convert these advances into a note payable due.30 June 1998, at 8 per cent. interest per annum. As partial consideration for the loan, Red Hot Concepts will issue a common stock purchase warrant entitling Woodland to purchase 300,000 shares of common stock at $1.75 per share for a term expiring 31 December 1999. The note is recorded net of fair value of the stock warrant at $794,820 (See
Note 8).

In June 1996, Woodland accepted a note payable of $1,000,000 at 12 per cent. interest per annurn to finance the opening of Red Hot Concepts's third test restaurant (See Note 18A). As partial consideration for the loan, Red Hot Concepts will issue a common stock purchase warrant entitling Woodland to purchase 500,000 shares of Red Hot Concepts's common stock at $2.50 per share for a period of 24 months commencing on the date of the loan. The warrants win be redeemable at $.01 per share if the closing bid price of Red Hot Concepts common stock exceeds $10 for

The Celebrated Group plc

10 consecutive trading days ending within five days of the notice of redemption. On 28 December 1996, Woodland agreed to extend the note until June 1998. In further consideration, Rod Hot Concepts will issue a common stock purchase warrant entitling Woodland to purchase an additional 500,000 shares of Red Hot Concepts' stock at $1.75 per share for a term expiring 31 December 1999 on the note. The note is recorded net of the fair value of these stock warrants at $400,482 (See Note 9). Interest expense amortized on purchase warrants for the 52 week period ended 29 December 1996 is $95,038. Accrued interest payable of $61,154 is outstanding at 29 December 1996.

At 29 December 1996. Woodland owns approximately 34 per cent. of Red Hot Concepts' outstanding stock.

Mr. Halpern also is the Chairman of the Board of International Franchise Systems. Inc. ('IFS"). At 31 December 1995, IFS had advanced funds to Red Hot Concepts in the amount of $183.635. During 1996, the entire amount was repaid. IFS charges a management fee to Red Hot Concepts for Administration services. For the year ended 29 December 1996 and 31 December 1995, this management fee was $25,000 and $36,000, respectively, and those amounts were charged to operations. At 29 December 1996, a Company subsidiary is owed $29,785 from a subsidiary of IFS. IFS and one of its wholly-owned subsidiaries sublease office facilities to Red Hot Concepts in the United States and the United Kingdom, respectively (See Note 9). During the fifty-two week period ended December 31, 1995, IFS transferred motor vehicles under capital lease at the remaining net lease value to Red Hot Concepts. These motor vehicles were returned to the leasing company upon cancellation of the lease and the related asset and liability were written off during 1996 (See Note 9).

The Company has advanced funds to and paid various expenses on behalf of Mr. Halpern. During 1996, the total amount advanced to Mr. Halpern was $15,148 with repayments of $35,000. At 29 December 1996, the total amount due to Red Hot Concepts is $31,148 (31 December 1995: $51,000). This amount is being offset through reimbursements, due to Mr. Halpern.

Mr. Halpern's son is an attorney with a law firm that provides legal services to Red Hot Concepts. Legal expense incurred with this firm for the fifty-two weeks ended 29 December 1996 was $70,541. At 29 December 1996 there war no balance due and owing by Red Hot Concepts to this firm.

In September 1996. Red Hot Concepts hired a new President. At that time, he received advances from Red Hot Concepts of $3,014 and a loan of $100,000 from Red Hot Concepts for a term of two years at 6 per cent. interest. At 29 December 1996, accrued interest receivable and interest income on this loan was $1,000.

The Chief Financial Officer of Red Hot Concepts is also the Chief Financial Officer of IFS. The charge for his services was $120.000 and is allocated between the two companies.

12. PROVISION FOR INCOME TAXES

Pursuant to United States tax laws, if Red Hot Concepts' subsidiaries organized under the laws of the UK or Australia are not engaged in business in the United States, profits of such subsidiaries will not be subject to United States taxation, until distributed as dividends. However, Red Hot Concepts would receive a credit against federal income tax liability that would otherwise result from any distributions from its subsidiaries for any UK or Australian corporate taxes paid by its UK or Australian subsidiaries on these distributions, as well as for any UK or Australian dividend and royalty withholding taxes imposed directly on Red Hot Concepts.

The Company has approximately $5,517,000 of net operating losses, which can be used to offset future UK taxable income, arising in the same trade. Under UK tax provisions, there is no time limit for the utilization of net operating losses. No deferred tax asset has been established as the realization of any deferred tax asset cannot be determined at 29 December 1996.

Australia tax provisions are recorded under the liability method of Australian tax effect accounting, whereby income tax expense is based on the operating profit before income tax adjusted for any permanent differences between financial reporting and taxable income. At 29 December 1996, the Australian subsidiary had recorded a deferred tax asset based an timing differences, between financial reporting and taxable income of approximately $37,000, which was offset by a valuation allowance of approximately $37,000.

Red Hot does not file a consolidated United States federal income tax return with any of its related companies. There is no income tax provision as Red Hot as a stand alone company, incurred a net loss for 1996 and 1995. Therefore, no loss carry forward was used during 1996 and 1995. At 29 December 1996, Red Hot had a deferred tax asset attributable to its United States net operating loss, of approximately $634,000 (31 December 1995; $203,000), which was offset by a valuation allowance of approximately $634,000 (31 December 1995:$203,000). The change in the valuation allowance during the fiscal year ended 29 December 1996 was approximately $431.000.

The following summarizes the operating tax loss carry forwards by year of expiration.

                                      Expiration Date of
Amount                             Tax Loss Carry forward
                                            $
10,699                              31 December 2001
475,713                             31 December 2010
1,150,199                           31 December 2011

The Celebrated Croup plc

13. STOCK TRANSACTIONS

In May 1995, in connection with the filing of a post-effective amendment to its Registration Statement changing tile offering price for the shares in its initial public offering from $5 to $6, Woodland. the holder of all the shares of common stock of Red Hot Concepts, a( the time, contributed back I o Red Hot Concepts 950,000 shares of common stock.

In August 1995. Red Hot Concepts completed its initial public offering (the "IPO"). In connection with the IPO, the Company sold 1,012,347 Units each Unit consisting of one share of common stock and two common stock purchase warrants. at $6 per Unit. Each Unit holder is entitled to exercise the two stock purchase warrants to purchase shares of common stork for an eighteen month and a five year period commencing November 1995 at $6.00 and $12.00 per share, respectively. As of 29 December 1996.1,012,347 warrants exercisable at $6.00 and $12.00 per share through December 1997 and November 2000, respectively were outstanding. Additionally, the underwriter of the IPO received options to purchase 200,000 shares of common stock at $8.25 per share exercisable for a four year period commencing February 1996. The net proceeds received by Red Hot Concepts from the IPO were $4,697,325 after deducting underwriting discounts and expense reimbursements to the underwriter tot&14 $758,158 and offering costs of $618,599. Additional offering costs of $55,000 relating to this IPO were: paid in 1996.

In June, August, November and December 1996, Red Hot Concepts had Regulation S share offerings and incurred offering costs of $103,252. In these offerings, Red Hot Concepts sold 3,000,000 shares of common stock at $.40 per share, 1,500,000 shuts of common stock at $1.00 per share, 1,000,000 shares of common stock at $.50 per share and 600,000 shares of common stock at $.50 per share, respectively. At 29 December 1996, 1,600,000 shares had not been issued (See
Note 21 A).

14. STOCK TRANSACTIONS OF SUBSIDIARY

In September 1996, Red Hot Pacific issued 53 shares of common stock to Brinker in connection with a guaranty agreement valued at $1 (See Note 18C).

The above issuance reduced Red Hot ownership of Red Hot Pacific from 100 per cent. to 95 per cent. As a result of this stock transaction and related liability for the guaranty agreement (See Notes 8 and 18C) Red Hot reduced its additional paid-in capital by $2,497 in consolidation.

15. STOCK OPTIONS AND WARRANTS

A. Stock Options- In order to attract, retain and motivate employees (including officers) and directors who perform substantial services for or on behalf of Red Hot Concepts, Red Hot Concepts adopted the 1996 Stock Option Plan and the 1995 Stock Incentive Plan (the "Director Plan" and the -1995 Stock Plan", respectively).The 1996 Director Plan was amended 1 January 1997. The 1995 Stock Plan was terminated effective 31 December 1996. The 1996 Stock Plan (the "Stock Plan") was adopted effective 1 August 1996.

Pursuant to the Stock Plan, officers and key employees of Red Hot Concepts, including directors, are eligible to receive awards of stock options (with or without limited stock appreciation rights) and directors are eligible to receive awards of non-qualified stock options (with or without limited stock appreciation rights). Options granted under the Stock Plan may be "incentive stock options" ("ISO") or non-qualified stock options ("NQOS"). Limited Stock Appreciation Rights ("LSARs") may be granted simultaneously with the grant of an option or (in the case of NQSOs) at any time during its tem.

The Company has reserved 1,000,000 shares of its common stock for issuance of awards under the Stock Plan and 300,000 shares of common stock under the Director Plan (subject to anti-dilution and similar adjustments). During the duration of the plan the maximum number of shares as to which stock options may be granted under the Stock Plan to any eligible person is 15 per cent. of the aggregate number of shares which may be issued under the plan. There are additional limitations as to the number of ISOs granted which became exercisable for the first time in any one calendar year.

The Stock Plan and Director Man are administered by a committee (the -Committee"). established by Red Halt Concepts Board of Directors. Subject to the provisions. of the Stock Plan, the Committee determines the type of award, when and to whom awards will be granted and the number of shares covered by each award, the term,%, provisions and kind of consideration payable (if any), with respect to award in addition, the Committee has sole discretionary authority to interpret the Stock, Plan and to adopt rules and regulations related thereto. Under the Director Plan, a member of Red Hot Concepts' Board of Directors, shall automatically he granted a "nonstatutory stock option" for 10,000 shares after the annual shareholders' meeting tach year on the first day of January, April July and October of cacti year. The Captions vest after one year.

An option May be granted under the Stock Plan on such terms and condition% as the Committee may approve, and generally may be exercised for a period of up to 10 years from the date of grant. Generally, options will be granted with an exercise price equal to the "Fair Market Value" (as defined in the Stock Plan) on the date of grant. In the case of ISOS. certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to "Ten Percent

Thee Celebrated Group plc

Stockholders" (as defined in the Stock Plan). The options under the Stock Plan issued as of 29 December 19%. vest one-third over each of the next three years. The Committee may provide (or the payment resulting from the exercise of the option in cash,. by delivery of other common stock having fair market value equal to such option price or by a combination thereof.

An option granted under the Stock Plan shall be exercisable at such time or times as the Committee, in its discretion, shall determine, except that no stock option shall he exercisable after the expiration of ten years (five years in the case of an Incentive stock option granted to it "Ten Percent Employee", as defined in the Stock Plan) from the date of the grant. The Stock Plan contains special rules governing the time of exercise in the case of death. disability Or other termination of employment and also provides for acceleration of the exercisability of options upon certain events involving change in control of Red Hot Concepts. Options granted under the Director Plan are exercisable one year after the grant is made for a period of nine years. The Director Plan also contains special exercise rules in the event of death or other termination.

The Company's Board of Directors may at any time and from time to time suspend, amend, modify or terminate the Stock Plan; provided, however. that, unless approved by the holders of a majority of the issued and outstanding securities of Red Hot Concepts entitled to vote. to the extent required by the Securities Exchange Act of 19.14, as amended. no such change may (i) materially increase the aggregate number of shares as to which options may be granted under the Plan (except for adjustments provided for in the Plan to reflect stock dividendi or other capitalisations affecting the number or kind of outstanding shares), (ii) materially increase the benefits accruing to optionees, or (iii) materially modify the requirements as to eligibility for participation in the Plan. In addition, no such change may adversely affect any option previously granted, except with the written consent of the optionee.

The Company has issued 240,000 nonqualified stock options to its President during 1996 outside of the stock Plan. with the same terms and conditions of the Stock Plan.

Information pertaining to stock options as of 29 December 1990 and 31 December 1"S for Red Hot Concepts and for the years then ended is as follows:

                                                            Weighted                      Weighted
                                                             Average                       Average
                                                            Exercise    Exercisable      Remaining
                                              Common           Price          Stock    Contractual
                                              Shares               $        Options          Life
Options Outstanding - 1 January 1995              --              --            -             --
Options Granted                                   --              --            -             --
Options Exercised                                 --              --            -             --
Options Canceled                                  --              --            -             --
Options Outstanding - 31 December 1995            --              --            -             --
Options Granted - Directors Plan              50,000             2.59           -     9.50 Years
Options Granted-Stock Plan                   303,100             1.87           -      9.6 Years
Options Granted-Non-Qualified Stock Plan     240,000             1.88           -      9.6 Years
Options Exercised                                 --              --            -             --
Options Canceled                                  --              --            -             --
Options Outstanding-29 December 1996         593,100             1.94           -      9.6 Years

No compensation cost was recognised in income under any of the stock option plans.

Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, not income and earnings per share would have been as follows:

Years Ended 31 December

                                   1995              1996
                                      $                $
Net (Loss):
         As Reported          (1,306,327)      (6,294.829)
         Pro Forms            (1,306,327)      (6,780,179)
(Lass) per Share:
         As Reported               (0.29)           (0.91)
         Pro Forma                 (0.29)           (0.98)

At the grant date$, the weighted average fair value of the above options under the Director Plan, Stock Plan anti Non-Qualified Stock Plan were $1.80, $1.30 and $1.31, respectively.

The Celebrated Group plc

The fair value used in the pro forma data was estimated by using an option pricing model which took into account as of the grant date. the exercise. price and the expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option.

The following is the weighted average of the data used for the following items.
         Risk-Free         Expected         Expected          Expected
         Interest Rate     Life             Volatility        Dividends
           6.54%           5 Years            81.99%             -

B. Common Stock Purchase Warrants- As of 29 December 19%, there were 1,012,347 Class A warrants and 1,012,347 Class B warrants outstanding, which were issued in August I "S as part of a public offering. Holders of each Class A warrant art entitled to purchase one share of common stock at $6.00 per share until 31 December 1997. Holders of each Class B warrant are entitled to purchase one %hare of common stock at $12.00 per &hare until November 30, 2000 (See Note 13). No warrants were exercised during the fifty-two week periods ended 29 December 1996 or December)et 31. 1995.

16. FOURTH QUARTER RESULTS OF OPERATIONS

During the fourth quarter of 1996, Red Hot Concepts decided to close one of the three restaurants in the UK due to increasing losses. At that time, costs relating to restaurant development and start-up costs of $422,(m were written off, as well as additional costs relating& to closing the restaurant in the amount of $1,776,446. The effect of this restaurant closure was to increase the fourth quarter net loss by 59 per cent. ($.24 per share):

17. OPERATIONS BY GEOGRAPHIC AREA

The summary of financial information for Red Hot Concepts' operations by geographic area is as follows:

For the fifty-two weeks ended 29 December 1996:

                                        United          United
                                        States         Kingdom       Australia   Eliminations    Consolidated
                                             $               $               $              $               $
Revenues                                    --       4,111,276       5,327,463             --       9,438,739
Gross Margin (Loss)                         --        (772,127)        621,347             --        (150,780)
Net Income (Loss)                   (1,446,063)     (4,886,761)         37,995             --      (6,294,829)
Assets                               9,467,397       4,870,430       2,345,930     (8,926,620)      7,757,137
Liabilities                          2,248,248       4,661,411       2,256,569     (2,638,551)      6,527,676
Company's Investment in Foreign
Subsidiaries                         6,371,300                                     (6,371,300)

For the fifty-two weeks ended 31 December 1995:

                                         United         United
                                         States        Kingdom       Australia     Eliminations   Consolidated
Revenues                                    --         359,493         732,793              --         192,286
Gross Margin Loss)                    (318,123)        295,861         (22,262)
Net Loss                              (465,014)       (840,729)           (594)     (1,306,327)
Assets                               5,258,760       3,417,632       1,149,015      (3,968,265)      5,857,142
Liabilities                            975,828       1,186,477       1,128,8&4        (818,629)      2,472,559
Company's Investment in Foreign
Subsidiaries                         3,128,920              --         369,523      (3,497,443)             --

18 COMMITMENTS

A. UK Development Agreement-The Company his the exclusive right to own and operate Chili's. Restaurants in the I UK pursuant to an amended development mod license agreement (the "UK Development Agreement") with Brinker.

UK Development Agreement required Red Hot Concepts to open three Chili's Restaurants (the "test restaurants") by I August 1996.'Mis was achieved. The Company had the option to terminate the UK Development Agreement. without further obligation to Brinker. at any time between three month% after the opening of the second test restaurant, and the earlier of (i) six months after the opening of the third test restaurant and (ii) I November 1996. Since the Company did not exercise its option to terminate the UK Development Agreement, the test restaurants were considered successful and Red Hot Concepts was then required to open a set number of restaurants by I November 2006. A new development schedule was issued by Brinker on 27 January 1997 (See Note 21 R).

On 24 December 1996. one of the three restaurants were closed. On 27 January 1997, Brinker. through a letter agreement. agreed to a termination of the license agreement on that restaurant (See Note 21 A). In consideration for Brinker's's agreement and approval of the closure. Red Hot Concepts is obligated to secure a replacement location for a

The Celebrated Group pie

licensed restaurant at a location mutually agreeable to both parties an or before the earlier to occur of either 30 November 1997 or three months after execution of a joint venture agreement approved by Brinker. The Company shall open the same for business on or before the earlier to occur or either 31 May 1998 ca sit months after securing such replacement location.

The UK Development Agreement also requires Red Hot Concepts to enter into a license agreement with Brinker for each Chili'% Restaurant it opens Prior to beginning construction of a Chili's Restaurant. Red I lot Concepts must notify Brinker of its intention to establish a restaurant by sending Brinker a license application. The term of each license agreement is 20 years and it is renewable far in additional 20 years subject to certain conditions. The Company is required to pay Brinker a one-time opening fee of $20,000 for each Chili's's Restaurant- In addition, Red Hot Concept% must pay to Brinker a monthly royalty [cc equal to 2 per cent. of gross receipts. The Company also has a right of first refusal for the development of other Brinker restaurant concept-; in the I UK.

As of 29 December 1996. Red Hot Concepts leases its 2 restaurants and intends to lease its future restaurant sites. During the fifty-two week period ended 28 December 1997. Red Hot Concepts does not expect to open any additional Chili's Restaurants in the UK

B. Pacific Development Agreement-The Company has the exclusive right to own and operate Chili's Restaurants in Australia and New Zealand pursuant to a Development and Franchise Agreement (the -Pacific Development Agreement") with Brinker. The Pacific Development Agreement has an initial term (-Initial Term") of 10 years and is renewable at Red Hot Concepts' discretion for an additional 10 year period it a combined minimum of 40 Chili's Restaurant% are opened between the two countries. The Company acquired these rights. in connection with the acquisition of Chili's Texas (Grill Pty. Ltd. and has allocated $347,807 of the purchase prior to the Pacific Development Agreement (See Note 19).

During the initial term of the Pacific Development Agreement. Red Hot Concepts is required to open 40 Chili's Restaurants in Australia and New Zealand in accordance with a yearly schedule by 8 November 2005. If Red Hot Concepts falls behind the development schedule by one restaurant in a given year, ir will not be in default of its development obligations. However, if Red Hot Concepts falls behind the development schedule by more than one restaurant, Red Hot Concepts will he in default of its territorial development obligation. If such default occurs, Red Hot Concepts' exclusive rights to establish Chili's Restaurants in Australia and New Zealand will terminate and Red Hot Concepts will have to cease developing Chili's Restaurants- The Company would, however. be able to continue operating any Chili's Restaurants that had been established and operating pursuant to the Licensing Agreement. Amy development fee obligations that are due under the Pacific Development Agreement but unpaid at the time it is terminated would be owed to Brinker. If Red Hot Concepts is in compliance with the Pacific Development Agreement at the expiration of its Initial Term and is operating at least 40 Chili's Restaurants. Red Hot Concepts may renew the Pacific Development Agreement for an additional ten year period. The number of Chili's restaurants to be opened during the renewal term will be subject to mutual agreement by Red Hot Concepts and Brinker however, both parties have agreed that in no event will the number of Chili's Restaurants to he opened during the renewal term be less than two per yea r. If Red Hot Concepts and Brinker are unable to reach an agreement with respect to determining an actual number of Chili's. Restaurants to be opened under either development agreement the Pacific Development Agreement will not be renewed.

If after expiration of the Initial Term (or any renewal term), Red Hot Concepts* exclusive development fights are not renewed, then Red Hot Concepts would continue to have the right to operate its then existing Chili's's Restaurants in accordance with the License Agreement for e=h such restaurant. in such event, Red Hot Concepts would no longer have the exclusive right to own and operate Chili's Restaurants under the Pacific Development Agreement and Brinker would have the right to proceed (or the right to grant a third party the right to proceed) with further development of Chili's Restaurants in the territory, subject to territorial rights granted under then existing License Agreements.

The Pacific Development Agreement also requires Red Hot Concepts to enter into a license agreement with Brinker for each Chili's Restaurant it opens. Prior to beginning construction of a Chili's Restaurant, Red Hot Concepts must notify Brinker of its intention to establish a restaurant by sending Brinker a license application. The term of each license agreement is 20 years and it is renewable for an additional 20 years subject to certain conditions. 110 Company is required to pay Brinker a one-time opening fee of $20,000 for each Chili's Restaurant. In addition, Red Hot Concepts must pay to Brinker a monthly royalty fee equal to 2 per cent. of gross receipts.

C. Guaranty Agreement- In %September 1996. Red Hot Concepts entered into an agreement with Brinker pursuant to which Brinker agreed to guaranty. under certain circumstances, a minimum of five and up in 12 leases for properties in the Territory developed its Chili's Restaurants (the -Guaranty Agreement"). The Company can request that Brinker guaranty up to five leases" at any time through 30 September 2(101. subject to the limits on Brinker's total liability described below. The Company can request up to an additional seven guarantees but only if:
(i) the demographic profile for the proposed Chili's location is substantially similar to the average demographic profile for similar Chili's in the United States. (ii) the tenant under the lease to be guaranteed is not then in default under that lease. and (iii) the average gross sales of all of the similar Chili's Restaurants in the Territory is equal to or greater than 90 per cent. Of the average gross Sales Of all similar Chili's in the United States.

The Celebrated Group plc

Brinker's maximum liability under any one lease may not exceed $200.000 and the term of any guaranty shall be the lesser of (i) the first three: years of the lease and (ii) the remaining term of the Guaranty Agreement. Brinker's maximum liability under the Guaranty Agreement in any year shall be as follows

         Maximum Guaranty
Year           $
1997      1,2800,000
1998       2,250,000
1999       2,100,000
2000       1,200,000
2001          50,000

Brinker was issued 53 shares of stock of Red Hot Concepts' subsidiary (representing 5 per cent. of the outstanding shares) in connection with the Guaranty Agreement. The Guaranty Agreement(was valued at $497.181. which is the net present value of the obligation under the Guaranty Agreement described below. The amortisation expense for the 52 week period ended 29 December 1996 was $24.867 (See Note 7). In the event Brinker is obligated to make any payments under any guaranty and the company does not reimburse Winker within 20 days of making such payment, the Company is required to issue stock to.Brinker in an amount representing 15. 1 *cent. of the then outstanding shares of Red Hot Concepts' stock. On 30 September 2001, Red Hot Concepts' subsidiary is required to repurchase from Brinker the stock Red Hot Concepts issued under the Guaranty Agreement. The shares are to be repurchased at a price determined by a formula baud on Red Hot Concepts' operating profit and general and administrative expenses. The purchase prim of the 5 per cent. of the stock initially issued to Brinker shall not exceed $2,700.000 nor be less than $1,000.000 and the purchase price of any 15.1 per cent. block of stock issued shall not exceed $1,200,000) nor be less than $600,000. The Company may satisfy its obligations in repurchase the stock with cash or a two year promissory note. At 29 December 1996, the minimum obligation of this stock repurchase was recorded at its net present value of $497,180. The Company is contingently liable for a maximum repurchase price of up to $2,700.000, the present value of which would be approximately $1,340,000 as of 29 December 1996.

The Guaranty Agreement imposes certain financial and operating limitations on Red Hot Concepts including limitations on debt, payments to its Parent Company, officers' salaries and transfers of assets. The Company is in compliance with these limitations at 29 December 1996.

D. Employment Agreements-The Company has one formal employment agreement with one officer. and is formalizing an agreement with another officer. The agreements are for 2 year terms with aggregate compensation of $570,000, including incentive stock option.%.

E. Letter of Credit-At 29 December.1.9%, a letter a credit in the amount of $110.000 had been issued an Red Hot Concepts, behalf. and is secured by a cash account. which is restricted on the balance sheet.

F. Rental Guaranty-The National Australian Bank has a bank guarantee covering the lease on one restaurant in the amount of approximately $105,000. This is in turn covered by a stand-by letter of credit from Brinker. If the bank calls in payment for this guaranty, the bank would call upon the Australian subsidiary first, and then the Brinker letter of credit.

19. ACQUISITIONS

On 9 November 1995, Red Hot Concepts purchased from Brinker Australia, Inc. all of the stock of Chili's Texas Grill Pry Ltd. ("C`1*G") an Australian company. In addition. Red Hot Concepts acquired the exclusive right to own and operate Chili's restaurants in Australia and New Zealand (See Note 18B). The acquisition was accounted for using the purchase method. The purchase price of $300,000 is payable in three equal instalments, in November 1995. 1996 and 1997. In addition, the total cost of the acquisition includes costs related to the acquisition, which are primarily professional fees, of $$68,523, which have been paid by Red Hot Concepts. The agreement also required CTG to pay a management fee of $57,000 to Brinker by 30 November 1995. The first installment of $100,000 and the management fee were paid in November 1995. The second instalment payment of $100,000 was paid in November 1996 (See Note R).

The total cost of the acquisition of $368,523 was $$347,807 in excess of the fair value of tangible assets acquired. This $347.807 excess has been allocated W the acquired license and development rights and is being amortised using& The straight-line method over the 10 year term of the development agreement.

CTG. which owns two operating rights to two Chili's Restaurants has also agreed to purchase, from the current owners. all of the assets used in connection with the operation of the two restaurants, excluding real estate. for in approximate cost of $520.000. The - accompanying financial statements reflect the acquired assets in property and equipment. The results of operations of (7113 Arc included in these consolidated financial statements from 9 November 1995. The following summarised pro forma (unaudited) financial information assumes the acquisition had occurred at the beginning of the periods presented.

                                      Fifty-Two Week
                                        Period ended
                                         31 December
                                                1995
                                                   $
         Revenues                          4,089.483
         Net (Loss)                       (1,434,385)
         Net (Loss) Per Share                  (0.32)

The Celebrated Group plc

20. NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (-FASB") has issued Statement of Financial Accounting Standards& ("SPAS") No.125. "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities".." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after 31 December 19%. Earlier application is not allowed. Thu provisions of SFAS No. 125 must be applied prospectively. retroactive application is prohibited Adoption on I January 1997 is not expected to have a material impact on Red Hot Concepts. The FASB deferred some provisions of SFAS No. 125, which are not expected to be relevant to Red Hot concepts.

The FASB issued SPAS No. 128, -Earnings Per Share," and SPAS No.129. "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ("EM. ") calculations required by Accounting Principles Board ("APB") Opinion No. 15. and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS SFAS No. 129 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the* weighted-average number of common shares outstanding for the period. Diluted FM reflects the potential dilution of securities that could share in the earning., of an entity. similar to the fully diluted EPS-of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after 15 December 1997, including interim periods: earlier application is not permitted. When adopted. SFAS No. 128 will require restatement of all prior-period EPS data presented; however, Red Hot Concepts his not sufficiently anaylsed SFAS No. 128 to determine what effect SFAS~ No. 128 will have on it% historically reported EPS amounts.

SFAS No. 129 does not change any previous disclosure requirement.,,, but rather consolidate$ existing disclosure requirements for case of retrieval.

21. SUBSEQUENT EVENTS

A. Stock Issuance-On 23 January 1997, Red Hot Concepts issued 1,000,000 shares of the 1.6 million unissued shares of stock as of 29 December 1996 sold in the Regulation S share offering (See Note 13).

B. Amended UK Development Agreement-On 27 January 1997. Red Hot Concepts and Brinker entered into a letter agreement extending the payment of [be initial license fee until 30 April 1998, and Red Hot Concepts waived its right to terminate the Development and License Agreement effective 31 October 1996. Blinker also agreed to the closure of one of three of the restaurants and set terms on opening a replacement restaurant (See Note IRA). This letter agreement also amended the development schedule. whereas Red Hot Concepts will have open and operating 32 restaurants by 31 October 2006.

C. Line of Credit- On 27 January 1997. Brinker agreed to provide Red Hot Concepts' UK subsidiary with a line of credit with a maximum, commitment of 1,600,000 evidenced by a Loan Agreement. As partial consideration for Brinker's agreement, Mr. Halpern and the parent company &hall execute a guaranty agreement. As further partial consideration for Brinker's agreement. Red Hot Concepts will pledge to Brinker 448 shares of the outstanding stock in Red Hot Concepts Pacific as security for Red Hot Concepts' performance under the Loan Agreement.

D. On 25 March 1997, Woodland agreed to convert 750,000 of the amount due from Red Hot Concepts into convertible preferred shares, with interest payable quarterly of 8 per cent., 10 per cent. and 12 per cent. during the next three years and interest payable at prime plus 3 per cent for each year after 1999 (See Note 11).

The following summarised pro forma (unaudited) financial information assumes the conversion to equity took place at 29 December 1996:

                                                  Historical        Pro Forma
                                                           $                $
Long-Term Debt Related Party                       1,195,302         445,302
Convertible Preferred Stock 1.00 Pat Value                 -         750,000
Total Stockholders' Equity                         1,226,338       1,976,338

Celebrated Group plc

PART M
STATUTORY AND GENERAL INFORMATION

1.   Share Capital

     The following table sets out the authoriscd. issued and fully paid share capital at Celebrated at the date of this document and as it will be following completion of the Acquisition and before exercise of the Red Hot Concepts Option.

                                            Issued and
                          Authorised        fully paid
                             (pound)           (pound)
         Present-Shares    5,000,000        3,339,400
         Proposed-Shares   8,850,000        6,139,400

(b)  Interests in share capital

The interests of the Directors and their immediate families (including persons connected with the Directors within the meaning of Section 346 of the Act) in the share capital of the Company as shown in the register maintained under the provisions of Section 37-5 of the Act as at 20 November 1997 arc as follows":

Shares held Options over Shares
R W Littledale                         -              -
P G K Tucker                  10,030,250        600,000
P R Moody                         55,000        350,000
N J Michell                      760,500             --

The interests of the Directors of Celebrated and the Proposed Directors of Celebrated and their immediate families (as aforesaid) in the share capital of the Company following the Acquisition will be as follows:

Shares held Options over Shares
R W Littledale              -               -
P G K Tucker       10,030,250         600,000
P R Moody              55,000         350,000
N J Mitchell          760,500               -
G B McGowan                -        1,000,000

Barry McGowan has been granted an option, subject to the completion of the Acquisition, to subscribe for 1,000,000 new Ordinary Sham at 13.5p per share at any time prior to 17 November 2000 pursuant to the terms of a subscription option agreement dated 17 November 1997.

(c) Based on the information available at the date of this document, the following persons will hold more than a 3 per cent of the issued share capital of the Company as enlarged following the. Acquisition.

                  Per cent. of issued
         No. of shares     share capital
Red Hot Concepts           28,000,000       45.6
Peter Geoffrey Kenneth Tucker Esq.          9,580,250         15.6
Direct Nominees Limited    3,170,000        5.1
3i Group plc               3,054,610        4.9
NatWest Corporate Nominees Limited          2,400,000         3.9
Midland Bank Trust Company Limited          2,200,000         3.5

(d) Save as described above, the Directors are not aware of any person who, immediately following the Acquisition. will be interested directly or indirectly (within the meaning of Part VI of the Act) in 3 per cent. or more of the issued share capital of the Company or could, directly or indirectly, jointly or severally, exercise control over the Company.

(c) Save as disclosed herein. none of the Directors has any direct or indirect interest in any contract or art arrangement subsisting at the date hereof which is significant I o the business of the Company.

The Celebrated Group plc

Contracts with Directors

The executive Directors have each entered into a service agreement with the Company dated 24 November 1995, details of which am set out below-

Director          Annual Salary
P G K Tucker      (pound)70,000
P R Moody         (Pound)42,000

Geoffrey Tucker's service agreement is terminable an two years' notice. Pat Moody's service agreement is for an initial period of 12 months terminable then or thereafter on six months' notice. Salaries arc to be reviewed by the Remuneration Committee of the Board. Each of the executive Directors is entitled to a company car. The executive Directors are entitled to a contribution to a personal pension scheme. medical insurance, life insurance and, at the discretion of the Remuneration Committee, an annual performance related bonus.

(h) Barry McGowan has entered into a service agreement with the Company dated 17 November 1997 whereby he has agreed, subject to completion of the Acquisition, to act as Operations Director at An annual salary of 153,(W. The agreement is terminable on six months notice and Harry McGowan is entitled to the same benefits As referred to in paragraph (a) above.

(c) Under a letter of appointment with the Company dated 17 November 1997 Englewood Consulting Group Inc. has agreed to provide the services of Colin Halpern to the Company for a fee of V-500 per annum. The agreement is terminable on six months' notice to expire no earlier than the first anniversary of the agreement.

(d) Save as disclosed above, there axe no existing or proposed service Agreements between any Director Or Proposed Director and any member of the (.*.roup which do not expire or cannot be terminated without payment of compensation (other than statutory compensation) within one year and no such contract% are proposed.

(e) The Proposed Directors have held the following directorships or partnerships within the five years to the date of this document:


Colin Halpern

               Current: Red Hot Concepts, Crescent Capital Inc International Franchise Systems Inc.. NPS Technologies Group Inc., Courter & Company Inc., General Industrial Technology Inc.. Alinbube Inc., Park Chester, Lincoln Mercury, TDH, Lafayette Inc., Restaurant How-House Limited, Domino's Pizza Group Limited, DP Realty Limited. DPGS Limited. Red Hot Concepts Pacific Inc.. Chili*s Texas Grill I Limited Past- Universal Service CA"., DRC-Industries Inc- Kona Restaurant Group Inc.

Barry McGowan  Current: None
               Past. None

(f) No Proposed Director

(i)      has any unspent convictions in relation to indictable offenses; or

(ii) has; been bankrupt or the subject of an individual voluntarily arrangement. or has had a receiver appointed to any asset of such Proposed Director; or

(iii) has been a director of any company which, while he was a director or within 12 months after his ceasing to be a director, had a receiver appointed or went into compulsory liquidation. creditors; voluntary liquidation, administration or company voluntary arrangement, or made any composition Or arrangement with its creditors generally or with any class of its creditors; or

(iv) has been a partner of any partnership which, while be was a partner or within 12 months after his ceasing. to be a partner, went into compulsory liquidation, administration or partnership voluntary arrangement. or had a receiver appointed to any partnership asset; or

(v) has had any public criticism by statutory of regulatory authorities (including recognised professional bodies. or

(vi) has ever been disqualified by a court (Yom acting as 3 director of a company or from acting in the management or conduct of the affairs of any company.

The Celebrated Group p1c

3.   Material CatiLmeu

(a) Save as set out below. no contract has been entered intA hy the Company during the two years immediately preceding the date of this document other than in the ordinary course of business which is, or may be, maierial: (i) the material contracts referred to in paragraph 4 of Pan 5 of the Circular to Shareholders dated 21 April 1996;

(ii) the "*=I %pk agreement dated 12 November 1997 between the: Company and Forte (UK) Limited whereby the Company agreed to sell the business, assets and gmulwill of the ATz Restaurants for a consideration of f3,0M,000. The agreement contains warranties by the Company in relation to such business, assets and goodwill together with post completion restrictive covcnants in respect of non competition by the Company in relation to the business of the AJ's Restaurants. Complefit'sn, of the disposal of the leaschold propertie-q issubject to obtaining landlords' consents which havc been obtained in principle. If any such consents are not obtained within 12 months there is a right for eiiher party to rescind in respect of the particular property in question;

(iii) the acquisition agreement dated 19 November 1997 whereby the Company agreed to acquire the entire issued share capital of Restaurant House for a consideration satisfied by the issue of the New Ordinary Shares and the grant of the Red Hot Concepts Option. Ile agreement is conditionaL inter alia, on the passing of the Resolution by the Shareholders and the admission of the New Ordinary Shares to trading on the Alternative Investment Market of the London Stock Exchange. The agreement contains representations and warranties by both the Company and Red Hot Concepts in relation to the businesses, assets and affairs of the Company and Restaurant House and Red Hot Concepts have given a tax covenant in favour of Celebrated. The agreement also contains restrictions on the running of the businesses of Celebrated and Restaurant House between signing the agreement and completion of the Acquisition. In the event that the Resolution is not pused or the New Ordinary Shares are not admitted to trading Celebrated has agreed to pay Red Not Concepts'reasonsb1c costs of MSMf~

(iv) the subscription option agreement referred to in paragraph I(b) above; and

(v) the Irrevocable Undertakings.

(b) Save as set nut below. no contract has been entered into by Restaurant House during the two years immediately preceding the date of this document other than in the ordinary course of business which is, or may be. material;

(I) the development and licence agreement dated 15 July 1994 between Brinker and Restaurant House. as amended by subsequent amending letter agreements. Restaurant House is granted the exclusive rights in the UK to develop and market for ChW's Grill & Bar Restaurants using Brinker's system and certain tradc marks in consideration for a licence fee and royalties on gross sales. Restaurant House is required to open restaurants in accordance with a development schedule set out in the agreement (as amended by subsequent letter agreements). All Chili's Grill & Bar Restaurants are to he operated in accordance with licence agreement terms detailed in a schedule. to this agreement. The initial term of the agreement is stated to be for a period of ten years with provision for the agreement to M reviewed automatically subject to specified conditions. Restaurant Housc is also granted a right of first refusal to develop Brinker's other full service restaurant concepts in the UK. The subsequent amending letter agreements in general vary terms relating to the dcvc)opment schedule and payment oblisa lions.

(c) Save as set out below, no contract has been entered into by Red Hot Concepts during the two years immediately preceding the date of this document other than in the ordinary course of business which is. or may be, material:

(I) on 9 November 1995 Red Hot Concepts. through a wholly-owned subsidiary, entered into a development and franchise agreement with Brinker which grant% Red Hot Concepts th * exclusive right to own and operate Chili's Restaurants in Australia and New Zealand ("the Pacific Development Agreement"). The Pacific Development Agreement has an initial term of ten years and is renewable at the compiany*z discretion for an additional ten year period if a combined minimum of 40 Chili'.% Restaurants am opened between the two countries;

(ii) on 9 November 1995. Red Hot Concepts acquired f riorn Brinker all of the stock of Chili'%Texas Grill My Limited an Australian company ("Chili's Texas Grill"). Chili's Texas Grill operates two Chili's Restaurants near Sydney, Australia. Ile purchase price for the acquisition of Chili's Texax Grill is payable in three cqU31 instaimcats on 9 November 1995.19% and 1997.'Mc purchase agreement Also required Chili's Texas Grill to pay a management fee to Brinkcz by 30 November 1995;

(iii) in October M. Red Hot Concepts reached an agreement with Brinker to sell to Brinker its Australian operations for $2.69 million before the payment of liabibLicb of the Australian operation which arc estimated to be approximately $7M.NX). Red Hot Concepts has agreed to use the remaining proceeds to repay the Brinker short terni loan.

4.       Working Caplital

Ile Directors and the Proposed Directors are of. the opinion that. having made due and careful enquiry, the Enlatged Group hat, sufficient working capital Lot ih. present rcquizement&.

The Celebrated Group plc

(a) There are no legal 4.--r arbitration proceedings pending or, %cs far as the Dirertors are aware, threatened against any member of the Group. which may have or h3vc had during the twelve months preceding the date of this document a significant effect on the Group'- financial position.

(b) There are no legal orarbitration proc"ding% pending or. so far as the Proposed Directors are aware, threatened against Restaurant Homw which may have or have had during the twelve months preceding the date of this document a sii&nificant effect on Restaurant How's financial position.

Mat*rW Changes
(a) Save as disclosed herein there have been no material changer. in the financial or trading position of the Ciroup since 30 March 1997, the date to which the last audited report and accounts of the Group were prepared star of Restaurant House since 29 December 1996. the date to which the last audited report and accounts of Restaurant House were prepared.

(b) Save for the proposed transaction with Celebrated, there have been no material changes in the financial or trading position of Red Hot Concepts sincc 28 September 1997, the date to which the last quarterly report pursuant to
Section 13 or 15(d) of the Securities Exchange Act 1934 was prepared.

7.       Indebledup-

At the close of business on 7 November 1997. the Company and Restaurant House together had outstanding borrowings or indebtedness in the nature of borrowings of J4,990.767. comprising secured loans of L4,661,061,%ecured bank overdrafts of L299,364 and obligations under finance leases and hire purchase contracts of M,342-

Save as aforesaid. and apart from intra-group indebtedness and guarantees, neither the Company nor Restaurant House not any of their respeclive subsidL-try undertakings had outmanding at the close of bminess on 7 November 1"7 any mortgages. charges, debentures, loan capital (either outstanding or created but unissued), term loans or other borrowings or in&-btcdncss in the nature of borrowings, including bank overdrafts, liabilities under acceplan s (other than normal trade bills), acceptance credits, hire purchase or finance lease commitments, guarantees or other contingent liabilities.

At the same date, the Company and Restaurant House together had cash bala ne" of L50,419 (excluding cash floats at the units) plus L225.000 held as security by the bank against a bank guarantee.

8. Shareholdisip and DeOngs

For the purpose of this paragraph 9 the "disclosure period" means the period commencing on 19 November 19% (beft the date twelve months prior to the announcement of the Acquisition) and ending on 20 November 1997 (being the latest practicable date prior to the posting of this document).

(a) Shareholdings and Dealings in Celebrated Ordinary Shares

(i) Save as disclosed in I(b) above, neither Ctlebrated nor any of the directors: of Celebrated. their spouses or minor children nor any person acting in concert with Celebrated, owns, controls or is interested. directly or indirectly, or has dealt for valise duriikg the disclos;ure period, and neither any subsidiary of Uebratcd or pension fimd of Celebrated or may of its subsidiaries or bank, rtockbriocer. financial or other professional adviser (atherthan an exempt market maker or exempt fund manager) to Celcbrittcd. to any subsidiary of Calehrated. or to any associated company of Celebrated nor any person controlling, controlled by or under the same control as such bank. stockbroker, financial or other professional adviser, owns. controls or is interested, directly or indirectly or has dealt for value during the disclosure period in any Ordinary Sharcs, Or any AeCUrilj66 convertible into, rights to subscribe for. or options (incluftg traded options) in respect of such shares or derivatives with reference to such shares.

(ii) Save as disclosed in 8(b)(i) below, neither Red Not Concepts. nor any director of Red Hot Concepts nor their spouses or rninor children. nor any personactisig in concert with any such person. owns controls or ist interebiod, directly or indirectly, or has dealt for value during the disclasure period and neither any subsidiary of Red Hot Concepts or pension fund of Red Hot Concepts at any of its, subsidiaries or hank. stockbroker. financial or other professional adviscr (other than an exempt market maker or exempt fund manager) to Red Hot Concepts, to any outKidiary of Red Hot Concepts, or to any associated company of Red Hot Concepts nor any persons controlling, controlled by or under the same control as such bank, atockhroker. finaDcial orother professional adviser, owns, conlruh. or is interested, directly or indirectly, or his dealt for value during the disclosure period in any Ordinary Sharch. or any securities cusivurtiblu into, right% to subscribe for. or options (includes traded optiong) in respect of such shares or derivatives with reference to such shares. No., person with whom Red Hot Concepts or any person acting in concert with it has an arrangement of the kind referred to in Note 6(h) to Rule 8 of *Me City Code owns. controls or is interested in. directly or indirectly, any Ordinary Shares.

The Celebrated Group pic

(b)      Shareholdingt and dealing% in Red 11(a Canceptv shares
(i) The inicrests in the sharp capital of Red hot Concepts of directors of Red Hot concepts and their spouses or minor children are as follows:

Colin Halpen's interest in the ordinary share capital (if Rod Hot Concepts is by virtue of the interest of his spouse, Crail Hal pem.

Woodland Limited Partnership holds3.737,910 ordinary rthares in Red Ilot Concepts. Woodland Group, Inc. is the general partner of Woodland Limited Partnership and has a twenty four percent. intermtin it. Woodland Group. Inc. is owned one-third by Mr lay Halpern. one-third by Ms Nancy Gillon the adult children of Colin Halpern, and one-third by Mrs 6ail Halpern. 'Me remaining interest in Woodland Limited Partnership is held by the limited partners. Gad k1alpern in her capacity as a limited partner owns fifty one per cent. of the interest in the partnership and Jay I lalpem holds fifteen per cent. of the interest in the Woodland Limited Partnership. No other limited partner has an interest in excess of 5 per cent. in Woodland Limited Partnership.

Woodland Limited Pamcrship also own 100 per cent. of the voting rights of the 71-5.000 preferred shares in the share capital in Red Hot Concepts.

(ii) Neither Celebrated nor any of the directors of Celebrated, nor their spouses nor minor children. or any person acting in concert with Celebrated owns or controls or is interested, directly or indirectly, in any shares in Red Hot Concepts, or any securities convertible into, rights to subscribe for, or options (including traded options) io respect of such shares nor has any such person dealt for value therein during the disclosure period.

(iii) Neither Red hot Concepts nor any of the directors of Red Hot Concept-, nor their spouses Or minor children. not any person acting in concert with any such person, owns, controls or is interested, directly or indiroctly. or has dealt for value during the disclosure period and neither any subsidiary of Red Hot Concepts or pension fund of Red Hot Concepts or any of its subsidiaries or bank, stockbroker, financial or other professional adviser (other than an exempt market maker or exempt fund nunger) to Red Hot Concepts, to any subsidiary of Red Hot Concepts, Or to any associated company of Red Hot Concepts nor any persons controlling. controlled by or under the same control as such bank., stockbroker, financial or other profcssional adv6cr, owns controls at is interested, directly or indirectly. or has dealt for value during the disclosure period in any shares in Red Hot Concepts nor any securities convertible into, rights to subbLribc for, or options (including traded options) in respect. of such shares or derivatives with reference to such shares.

(iv) In this paragtaph 9 references to a "bank- do not apply to a hank whose sole relationship with Celebrated or Red Hot Concepts or any of their respective subsidiaries is the provwou of normal commercial banking scrurices and other registration work; owners. hip or control of 20 per cent. or more of the equity share capital is regarded 2% the test of associated company status and "control" means a holding, or aggregate holding, of shares carrying.10 per cent. or more of the voting rights Attributable to the share capital of a company which we currently c=dubk at a general meeting, irrespective of whether the holding or aggregate holdinS gives defacro control.

hosmomwous
(a) Beeson Gregory has given and has not withdrawn its written consent to the -issue of this document with the inclusionolitsuarn irk the form and context in which it appears. (b) Beeson Gregory, which is regulated byllie Securities and Futures Authority Limited, his its registered office at Thc Registry, Royal Mint Court, London P.0N 4EY. (c) Robson Rhodes have given au4 have not withdrawn their written consent to the issue of this document with the inclusion of their reports. and the rcfercnccb to their name in the form and conteyt in which they appear.

(d) Moore Stephens have given and no( withdrawn their written content to the issue of this document with the inclusion of their repM and the references to their narne in the form and context in which they appear.

(c)S ave as disc"cd herein, there are no agreements, arrangements or understandings (including any compensation arrangement) between Red Hot Con"pis or any person acting in concert with it and any dimaurs. shareholders or recent sharchniders nf Celebrated having any connection with or dependence upon The Acquisition of Restaurant House.

(f) Them are no agreements, arrangement, or understakhrip. pursuant to which any of the New Ordinary Shares TO be Issued pursuant to the Acquisition will be transferred to any other person immediately following cumplction of the Acquisition.

The Celebrated Group plc

(S) Set out below arc the closing middle-market qU013tions for an Ordinary Share on Lht first dealing day in each of The preceding six montbs and an 20 November 1997 (the latest practickl date prior to the publication of this document) as derived from the London Stock Exchange Daily Official List:

2 June 1997              14.5p
I July 1997              14.25p
I August 1997            13.75p
I September 1997         13.0p
I October 1997           12.0p
3 November 1997          11.0p
20 November 1997         11-5p

10.  Doctustents availahle for inspection

Copies of the following documents may be inspected at the offices of Hobson Audlcy Hopkins & Wood, 7 Pilgrim Street, London F-C4V 6DR durin usual businem hours on weekdays (except Saturdays and public 9 bolidays) for the period from the date of this document up to and including 15 Decemher 1997.

(a)      the Memorandum and Articles of Association of the Company;

(b) the audited financial statements of Celebrated for the two years ended 30 Much 1997;

(c) the service agreements referred to in paragraph 2 above.

(d) the Interim Results for the (Troup and Restaurant House contained in Part I I of this document;

(c)      the material contracts referred to in paragraph 3 ahave;

(f)      the letters of consent referred to in paragraph 9 above.

(j)      the Circular to Shareholders dated 25 April 1996;

(h)      the Certificate of Incorporation and Byelaw& of Red Hot Concepts.

(I) the audited financial statements of Red Hot Concepts for each of the three periods ended I January 1995, 31 December 1995 and 31 December 1996 ; and 71%e Quarterly Report for Red Hot Concepts referred to in paragraph 6 above.

The Celebrated Group plc

THE CELEBRATED GROUP pic
NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE is hereby given that an Extraordinary General Meeting of the Company will be held at the offices of Robson Rhodes, 186 City Road, London EClV 2NIJ at
11.00 am on 15 December 19(7 for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a Special
Resolution:

                                SPECIAL RESOUMON

THAT:-

(1) the acquisition by The Cr-lebrated Group plc of Restaurant House Limited upon the terms and subject to the conditions contained in the acquisition agreement dated 18 November 1997 made between Red Hot Concepts, Inc. ("Red Hot Concepts") (1) and The Celebrated Group plc ("Celebrated") (2) (a copy of which has been produced to the meeting and initialled for the purpose of identification by the Chairman) and the waiver by the Panel on Takeovers and Mergers of any requirement for Red Hot Concepts to make a general offer under Rule 9 of the City Code on Takeovers and Mergers which would otherwise arise by reason of the acquisition including (i) the issue of 28,000,000 new Ordinary Shares giving 45.6 per cent. of the enlarged issued share capital of Celebrated to Red Hot Concepts and (ii) the grant of an option over a further 6,000,000 new Ordinary Shares which, if exercised in full, and none of the pre-existing options in Cxlebrated are exercised, would give Red Hot Concepts 50.4 per cent. of the enlarged issued capital of Celchrated, be and are hereby approved and that the Directors be authorised to take all such steps that they consider to be necessary or desirable to carry the acquisition agreement into effect including agreeing amendment.& of a non-material nature thereto;

(2) subject to and conditional upon the agreement for the acquisition of Restaurant House Limited referred to in paragraph (1) above becoming unconditional in all respezts. other than as to the condition relating to the admission of the new Ordinary Shares of the Company to trading on the Alternative Investment Market of the London Stock Exchange:

     (a) the authorised share capital of the Company be hereby increased from B,000,000 to L8,850,000 by the creation of 39,500,000 new Ordinary Shares of 10p each;

     (b) the directors be and they are hereby authorised pursuant to Section 80 of the Companies Act 1995 to allot relevant securities (as defined in the said Section) up to an aggregate nominal amount of L5,510,600 provided that this authority shall expire 5 years from the date of the passing of this Resolution save that the Company may make an Offer Or agreement before the expiry of this authority which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securfties pursuant thereto as if the authority conferred hereby had not expired, such authority to be in substitution for any existing authorities conferred on the directors pursuant to Section 80 of the Companies Act 1985;and

     (c)  the directors he and they are hereby generally empowered pursuant to
          Section 95 of the Companies Act 1985 to allot equity securities (a% defined in Section ')4(2) of the said Act) pursuant to the authority confeff ed by paragraph (2)(b) above as if Section

The Celebrated Group pie

          gg(l) of the said Act did not apply to any such allotment, provided that this power %hall be in substitution for any previous powers conferred on the directors pursuant to the said Section 95 and shall be limited to:

          (i) the allotment of cquity securities in connection with an issue in favour of shareholders where the equity securities respectively attributable to the interests of all such shareholders are proportionate (as nearly as may be practicable) to the respective numbers of Ordinary Shares held by them on the record date for such allotment, but subject to such exclusions or other arrangements as the directors may deem necessary or expediesit in relation to fractional entitlements or legal or practical problems under the laws of, or the requirements of, any recognised regulatory body or any stock exchange in, any territory-, and

          (ii) the allotment (otherwise than pursuant to sub-paragraph (i) above) of further equity securities up to an aggregate nominal amount of flOffi,970.

          Provided that the lvwer in this sub-paragraph (c) shall expire at the conclusion of the Annual General k4ecting of the Company to be held in 1998 save that the Company may make an offer or agreement before the expiry of this power which would or might require equity securities to be allotted otherwise than in accordance witli Section 89 of the said Act after such expiry and the directors may allot equity securities pursuant thereto as if the power conferredhereby had not expired.

Dated 21 November 1997                                      BYORDEROFTHF-BOARD
                                                                       P Moody
                                                                     Secretary
Registered office:
12 Kingfisher Court
Farnham Road
Slough
Berkshire SL2 1117

Note. A member whn u unshic to be present at the Meeting is cntiticd to appoint a proxy tn attend And. on a poll, vote ina"d of him or her. To he effccOve proxy foinu must be received by I RU pie, Balfour House, 3W.199 High Road, nf ord, Ehwx 1011 DR not ISM thIU 11.00 30L on 13 Dectmber 1997. A Twoxy for a Member entidtd to arwnd need not be a Member of the Company.